                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                 Amendment No. 1

Filed by the Registrant   [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[X]   Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11-c- or Rule 14a-12

                             CRAGAR INDUSTRIES, INC.

                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11

      (1)      Title of each class of securities to which transaction applies:
               N/A

      (2)      Aggregate number of securities to which transaction applies:
               N/A

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $1,875,000 = an estimated $1,700,000 in cash to be received from sale of assets plus $175,000 in cash to be received as a royalty prepayment.

      (4)      Proposed maximum aggregate value of transaction:  $1,875,000

      (5)      Total fee paid:  $375

[X]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)      Amount previously paid: $375

      (2)      Form, Schedule or Registration Statement no.: N/A

      (3)      Filing Party: Cragar Industries, Inc.

      (4)      Date Filed: November 18, 1999

                             CRAGAR INDUSTRIES, INC.
                             4636 NORTH 43RD AVENUE
                             PHOENIX, ARIZONA 85031


                                                              November   , 1999


Dear Shareholder:

         You are cordially invited to attend a special meeting of shareholders of Cragar Industries, Inc. on Wednesday, December 22, 1999, at 10:00 a.m., Mountain Standard Time, at 4636 North 43rd Avenue, Phoenix, Arizona.

         At the meeting, we will ask you to vote on a proposed transaction with Carlisle Tire & Wheel Co., a Delaware corporation, and a wholly-owned subsidiary of Carlisle Companies Incorporated. If the proposed transaction is approved, Cragar will grant an exclusive worldwide license to Carlisle to manufacture, sell, market, and distribute its line of wheels manufactured with steel outer rims in exchange for a royalty based on net sales of the licensed products, and sell certain assets to Carlisle related to Cragar's line of wheels manufactured with steel outer rims, as described in the accompanying proxy statement.

         Copies of the Exclusive Field of Use License Agreement and the Agreement of Purchase and Sale of Assets between Cragar and Carlisle are attached as Appendices A and B to the proxy statement.

         We are asking our shareholders to vote on the proposed transaction because this transaction, together with a similar transaction we completed with Weld Racing, Inc. in October 1999, may be considered a sale of substantially all of our assets.

         We cannot complete the proposed transaction unless it is approved by the holders of at least a majority of our outstanding common stock. Only stockholders who owned shares of Cragar common stock on November 16, 1999 will be entitled to vote at the special meeting.

         YOU SHOULD CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS RELATED TO THE PROPOSED TRANSACTION" ON PAGE 16 OF THE ENCLOSED PROXY STATEMENT BEFORE VOTING. WE URGE YOU TO CAREFULLY REVIEW THE INFORMATION IN THE PROXY STATEMENT.

         CRAGAR'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED TRANSACTION AND DETERMINED THAT IT IS FAIR AND IN THE BEST INTERESTS OF CRAGAR AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE PROPOSED TRANSACTION.



                                           Michael L. Hartzmark
                                           Chairman and Chief Executive Officer



                             YOUR VOTE IS IMPORTANT.

               PLEASE COMPLETE, SIGN, DATE, AND RETURN YOUR PROXY.

                THIS PROXY STATEMENT IS DATED NOVEMBER   , 1999
    AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT NOVEMBER ___, 1999.

                             CRAGAR INDUSTRIES, INC.
                             4636 NORTH 43RD AVENUE
                             PHOENIX, ARIZONA 85031
                        ---------------------------------

                           NOTICE AND PROXY STATEMENT
                       FOR SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 22, 1999
                        ---------------------------------

To our Shareholders:

         We will hold a special meeting of shareholders of Cragar Industries, Inc. on Wednesday, December 22, 1999, at 10 a.m., Mountain Standard Time, at 4636 North 43rd Avenue, Phoenix, Arizona, for the following purpose:

         To consider and vote upon a proposal to approve a transaction between Cragar and Carlisle Tire & Wheel Co., a Delaware corporation and a wholly-owned subsidiary of Carlisle Companies Incorporated, pursuant to which Cragar will:

         - Grant an exclusive worldwide license to Carlisle to manufacture, sell, market, and distribute its line of wheels manufactured with steel outer rims in exchange for a royalty based on net sales of the licensed products, as provided by the terms of an Exclusive Field of Use License Agreement dated October 15, 1999, attached as Appendix A; and

         - Sell certain assets to Carlisle related to its line of wheels manufactured with steel outer rims, as provided by the terms of an Agreement of Purchase and Sale of Assets dated October 15, 1999, attached as Appendix B.

         We will transact no other business at the special meeting except other business that may properly be brought before the special meeting or any adjournment by Cragar's Board of Directors.

         Only shareholders who own shares of Cragar common stock at the close of business on Tuesday, November 16, 1999, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements. We cannot complete the proposed transaction unless it is approved by the affirmative vote of the holders of a majority of the outstanding shares of Cragar common stock.

         Cragar's Board of Directors has unanimously approved the proposed transaction and determined that it is fair and in the best interests of Cragar and its shareholders. Cragar's Board of Directors unanimously recommends that you vote "FOR" the approval of the proposed transaction.

         Your vote is important. The Board of Directors urges you to sign, date and return the enclosed proxy card as soon as possible, even if you are currently planning to attend the special meeting. No postage is necessary if the proxy is mailed in the United States. Sending in your proxy will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote at the special meeting. Properly-executed proxies will be executed in the manner you direct. If no direction is specified, properly-executed proxies will be voted "for" adoption of the proposed transaction.
                                       By Order of the Board of Directors,


                                       /s/ Michael L. Hartzmark
                                       ----------------------------------------
Phoenix, Arizona                       Michael L. Hartzmark
November   , 1999                      Chairman and Chief Executive Officer

                             CRAGAR INDUSTRIES, INC.
                             4636 NORTH 43RD AVENUE
                             PHOENIX, ARIZONA 85031


                                 PROXY STATEMENT
                       FOR SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 22, 1999

         This Proxy Statement is furnished to the shareholders of Cragar Industries, Inc. in connection with the solicitation of proxies to be used in voting at a special meeting of shareholders to be held on Wednesday, December 22, 1999. The enclosed proxy is solicited by Cragar's Board of Directors. The proxy materials were mailed on or about November ___, 1999 to shareholders of record at the close of business on November 16, 1999.

         A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by either:

         -        Attending the special meeting and voting in person;

         -        Executing and delivering a proxy bearing a later date; or

         - Sending written notice of revocation to Cragar's Secretary at 4636 North 43rd Avenue, Phoenix, Arizona 85031.

         Cragar will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of Cragar's outstanding common stock. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegraph.


                          VOTING SECURITIES OUTSTANDING

         Only holders of record of Cragar's common stock at the close of business on Tuesday, November 16, 1999 will be entitled to vote at the special meeting. At that date, there were 2,456,990 shares of common stock outstanding. Each share of common stock entitles its shareholder to one vote on all matters on which shareholders may vote.

         Votes cast by proxy or in person at the special meeting will be tabulated by the inspectors of election appointed for the special meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote.

                            THE PROPOSED TRANSACTION

SUMMARY

         Cragar currently designs, produces, and sells high-quality custom vehicle wheels and wheel accessories, including wheels manufactured with steel outer rims and related accessories. Cragar sells its products using one of the most widely recognized brand names in the automotive aftermarket industry. Historically, Cragar has sold its wheel products in the automotive aftermarket through a national distribution network of value-added resellers, including tire and automotive performance warehouse distributors and retailers and mail order houses.

         In connection with a reassessment of its business strategy, Cragar has considered strategic combinations and alliances with other companies that could complement Cragar's existing business, including outsourcing its manufacturing and sales operations. In furtherance of this business strategy, on September 30, 1999, Cragar entered into an Exclusive Field of Use License Agreement and an Agreement of Purchase and Sale of Assets with Weld Racing, Inc., a Missouri corporation, pursuant to which Cragar granted an exclusive worldwide license to Weld to manufacture, sell, market, and distribute its line of wheels manufactured with non-cast wrought aluminum alloy outer rims and related accessories (the "Wrought Wheel Business") in exchange for a royalty based on net sales of the licensed products and sold certain assets to Weld related to its Wrought Wheel Business. Cragar and Weld completed this transaction in October 1999.

         On October 15, 1999, Cragar entered into an Exclusive Field of Use License Agreement and an Agreement of Purchase and Sale of Assets with Carlisle Tire & Wheel Co., a Delaware corporation and a wholly-owned subsidiary of Carlisle Companies Incorporated. Pursuant to these agreements, Cragar proposes to:

         - Grant an exclusive worldwide license to Carlisle to manufacture, sell, market, and distribute its line of wheels manufactured with steel outer rims and related accessories (the "SOR Wheel Business") in exchange for a royalty based on sales of the licensed products; and

         -        Sell certain assets to Carlisle related to its SOR Wheel
                  Business.

         Because the licensing of Cragar's SOR Wheel Business and sale of related assets to Carlisle, combined with the licensing of Cragar's Wrought Wheel Business and sale of related assets to Weld, may be considered a sale of substantially all of Cragar's assets, the proposed transaction with Carlisle is being submitted for approval by Cragar's shareholders in accordance with Delaware law. If the proposed transaction is approved by Cragar's shareholders, Carlisle will manufacture, sell, market and distribute Cragar's line of wheels manufactured with steel outer rims and related accessories and Cragar will receive a royalty based on net sales of any licensed products sold by Carlisle as described in this proxy statement.

BOARD'S RECOMMENDATION; BACKGROUND AND REASONS

         Cragar's Board of Directors has unanimously approved the proposed transaction and recommends that shareholders vote for approval of the proposed transaction as described in this proxy statement.

         BACKGROUND

         Historically, Cragar has manufactured or assembled its line of wheels manufactured with wrought aluminum alloy outer rims and its line of wheels manufactured with steel outer rims, while outsourcing the production of its cast aluminum wheels and wheel accessories from other manufacturers. Over time, the combination of moving Cragar's manufacturing facility from California to Arizona and the increased competitiveness in the market for custom wheels has forced Cragar to outsource a larger proportion of its production. In addition, in September 1997, Cragar's then largest customer, Super Shops, Inc., declared bankruptcy. As a result of this substantial one-time write-off, resulting from the non-payment of amounts owed by Super Shops to Cragar and the loss of a significant portion of Cragar's ongoing business in the future, Cragar was forced to reformulate its strategy given that the lower level of sales could not support its cost of operations and overhead on a continuing basis.

         In response to these events, Cragar actively pursued other customers to replace the lost sales and focused on reducing its cost of operations and overhead. Cragar also took steps to evaluate strategic combinations or alliances with larger, better financed companies that could complement Cragar's existing business and possibly provide for new product development to enhance Cragar's future business. Because many of the potential partners Cragar evaluated for such strategic combinations or alliances had similar or duplicative manufacturing and/or sales operations, Cragar believed that these strategic combinations or alliances could result in significantly reduced costs of operations and overhead in manufacturing, selling, marketing and distributing products under the CRAGAR brand name.

         In pursuit of that strategy, Cragar entered into a transaction with Weld Racing, Inc., completed in October 1999, pursuant to which Cragar granted an exclusive, worldwide license to Weld to manufacture, sell, market, and distribute its line of wheels manufactured with non-cast wrought aluminum alloy outer rims and related accessories in exchange for a royalty based on net sales of the licensed products and sold certain assets to Weld related to its Wrought Wheel Business. This transaction enabled Cragar to shift the costs of manufacturing, selling, marketing, and distributing its line of wrought aluminum alloy wheels and related accessories to Weld in exchange for a royalty based on net sales of these products by Weld. As a result, Cragar intends to improve the profitability of its Wrought Wheel Business by securing a stream of royalties based on net sales of the licensed products, which Cragar believes Weld has the capability to increase substantially in the future, both as a result of increased sales of existing Cragar wrought wheel products and sales of new wrought wheel products developed by Weld under the CRAGAR brand name.

         On October 15, 1999, in furtherance of this change in strategy, Cragar entered into a similar transaction with Carlisle with respect to Cragar's SOR Wheel Business.

         Carlisle is a leading manufacturer and distributor of quality commercial, recreational and utility tires and wheels. Carlisle is a wholly-owned subsidiary of Carlisle Companies Incorporated, a diversified manufacturing company, that, together with its parent and related subsidiaries, possesses substantially greater financial, operational and distribution capabilities than Cragar. Through its subsidiaries, Carlisle Companies Incorporated manufactures and distributes a wide variety of products in four major product segments, including construction materials, industrial components, general industry, and automotive components. Carlisle, a segment of the industrial components sector, is a fully integrated manufacturer and seller of a wide range of bias tires and wheels for the commercial and consumer lawn and garden, golf car, all terrain vehicle, utility trailer and other industrial markets. Carlisle is also a large manufacturer and seller of steel wheels to customers in the automotive aftermarket. The automotive components segment of Carlisle Companies Incorporated also manufacturers non-tire and wheel components for certain customers of Carlisle.

         BOARD'S REASONS FOR RECOMMENDING PROPOSAL

         The decision of Cragar's Board of Directors to approve the proposed transaction and recommend its approval by Cragar's shareholders was based on an analysis of Cragar's future prospects and discussions of the advantages and disadvantages of various combinations and strategic alliances with other companies. When Carlisle expressed interest in obtaining an exclusive license for Cragar's SOR Wheel Business in return for a royalty, the Board weighed the proposal against its viable alternatives and concluded that proceeding with the Carlisle relationship would be in the best interests of Cragar's shareholders.

         The Board's decision was based primarily on the following factors, including those summarized below.

         - As a result of the Super Shops bankruptcy and Cragar's current financial condition, Cragar's prospects for continuing to improve its financial results and achieving long term profitability under its historical business model have diminished.

         - Completing the proposed transaction with Carlisle, when combined with the Weld transaction, will significantly enhance Cragar's ability to achieve long term profitability by eliminating a substantial portion of its operating and overhead costs and securing a royalty based on net sales of the licensed products by companies with substantially greater financial, operational, and distribution capabilities.

         - Carlisle and Weld have the financial, operational and distribution capabilities to substantially increase sales of Cragar products related to the SOR and Wrought Wheel Businesses, including the capability to increase sales through development of new products under the CRAGAR brand name, which, if realized, will increase the royalties payable to Cragar.

         - Licensing its SOR and Wrought Wheel Businesses rather than selling the company enables Cragar to retain and focus on enhancing its most valuable asset -- the CRAGAR brand name.

         - Shifting all manufacturing, selling, marketing, and distribution responsibilities for the SOR and Wrought Wheel Businesses to Carlisle and Weld permits Cragar to concentrate its efforts and financial resources on enhancing the CRAGAR brand name.

         - Licensing and selling the related assets to specific product lines to companies with similar product lines enables Cragar to maximize the value received for its operating assets.

         - Cragar has negotiated a minimum royalty, which must be paid by Carlisle and Weld to retain its exclusive license, even if sales of the licensed products decrease from their current levels.

         - Cragar has negotiated a purchase price for the inventory and equipment orders that exceeds the amount borrowed that is secured by these assets, which will improve Cragar's cash position and permit it to pay down additional debt.

         The terms of the proposed transaction were the result of arm's length negotiations between Cragar, Carlisle and their respective representatives. In negotiating the terms of the proposed transaction, Cragar did not retain an independent financial advisor to determine whether the consideration to be received by Cragar was fair from a financial point of view to Cragar and its shareholders.

         The Board also identified and considered a number of potentially negative factors in its deliberations concerning the proposed transaction, including the following.

         - Despite the substantial financial, operational, and distribution capabilities of Carlisle and Weld, Carlisle and Weld may not be able to increase or even maintain current sales levels of the licensed products, which would reduce the amount of royalties payable to Cragar.

         - Even though operating and overhead costs will be reduced significantly, Cragar may not achieve profitability if revenue from royalty payments and other sources is insufficient to meet Cragar's continuing costs following the proposed transaction.

         - If the proposed transaction with Carlisle is completed, Cragar's financial results and the quality of products manufactured under the CRAGAR brand name will be substantially dependent on third parties that do not have a direct obligation to do what is in the best interests of Cragar and its shareholders.

         - Despite Cragar's efforts to coordinate sales, marketing, and distribution of all Cragar products, competing sales efforts by independent licensees could cause confusion among customers and harm the reputation of the CRAGAR brand name.

         - The transition from manufacturing, selling, marketing, and distributing its own products to outsourcing those functions in exchange for a royalty may have an adverse impact on the market price of Cragar's common stock to the extent investors believe that Cragar's growth prospects are limited.

         Cragar's Board of Directors believes that certain of these risks are unlikely to occur, that Cragar could avoid or mitigate others, and that, overall, these risks are outweighed by the potential benefits of the proposed transaction.

                  RECOMMENDATION OF CRAGAR'S BOARD OF DIRECTORS. Cragar's Board of Directors has unanimously determined that the terms of the proposed transaction are fair to and in the best interest of its shareholders and has approved the proposed transaction and the terms of the License and Asset Purchase Agreements. Cragar's Board of Directors unanimously recommends that Cragar's shareholders vote "FOR" approval of the proposed transaction.

         If the proposed transaction is not approved by Cragar's shareholders or not completed for any other reason, Cragar will consider:

         - entering into a similar transaction with another entity interested in being granted a license in return for the payment of a royalty;

         - selling all or a portion of its assets to a third party buyer, which may be on less than favorable terms and could dilute the interests of shareholders;

         - completing a merger or similar combination with a third party, or

         - securing additional sources of financing to allow it to continue operations.

         The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive, but includes a summary of the material factors that the Board considered in making its recommendation. The Board considered these factors in light of its knowledge of Cragar's business, the automotive aftermarket industry in general, information provided by Cragar's management, and information about Carlisle supplied by Carlisle. In view of the variety of factors considered in connection with its evaluation of the proposed transaction, Cragar's Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination.

Absence Of Dissenters' Rights Of Appraisal

         The Delaware General Corporation Law governs stockholders' rights in connection with the proposed transaction. Under the applicable provisions of Delaware law, Cragar's shareholders will have no right in connection with the proposed transaction to dissent and seek appraisal of their common stock.

                       SUMMARY OF THE PROPOSED TRANSACTION

         LICENSE AGREEMENT

         THE DESCRIPTION OF THE LICENSE AGREEMENT SET FORTH BELOW IS ONLY A SUMMARY OF THE KEY TERMS AND IS QUALIFIED BY REFERENCE TO THE COMPLETE TEXT OF THE LICENSE AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT AND IS INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE. YOU ARE URGED TO READ THE ENTIRE AGREEMENT CAREFULLY.

         The License Agreement, a copy of which accompanies this proxy statement as Appendix A, contemplates the grant of an exclusive, worldwide license to Carlisle to manufacture, sell, market and distribute Cragar's line of wheels manufactured with steel outer rims and related accessories, including:

         - any wheels having steel or aluminum spokes attached to a pierced steel outer rim and hub, and related accessories;

         - any wheels having a non-steel center disk attached to a non-pierced steel outer rim, and related accessories;

         - any wheels having a multi-piece center disk attached to a non-pierced steel outer rim, and related accessories; and

         - any other vehicle wheels, other than a motorcycle wheel, having either pierced or non-pierced steel outer rims.

Cragar's current line of wheels manufactured with steel outer rims and related accessories is listed in Schedule C to the License Agreement attached as Appendix A to this proxy statement (together with the products described above, the "Licensed Products").

         Cragar has agreed to grant Carlisle an exclusive, worldwide license to use Cragar's trademark, patent and other intangible rights in connection with the marketing and sale of the Licensed Products, and to make, use, sell, import and offer for sale the Licensed Products, in each case subject to the terms of the License Agreement. Carlisle has agreed to use its best efforts to promote the sale of the Licensed Products, including making commercially reasonable advertising and marketing expenditures, prospecting and contacting customers and potential customers of the Licensed Products, and striving to achieve a cost-efficient manufacturing process while maintaining high quality. Cragar will retain the right to control the quality of all Licensed Products manufactured, sold and marketed by Carlisle. The License Agreement has an initial term of ten years with perpetual renewal rights, each renewal extending the term of the License Agreement for an additional ten years. At least 360 days prior to the end of any ten year period, Carlisle is required to provide written notice to Cragar of its intent to terminate or renew the current term. If Carlisle fails to meet any of the material terms of the License Agreement, Cragar may immediately terminate the Agreement. In addition, if Carlisle experiences a failure, receivership or seizure, the Agreement will terminate immediately.

         In consideration for the exclusive license to sell the Licensed Products, Carlisle has agreed to pay Cragar an initial royalty of between two and five percent on net sales of the Licensed Products, depending upon the type of Licensed Product sold. Royalty payments are due 30 days after the end of each calendar quarter. Royalty payments will be reduced by 25% of the applicable percentage for net sales above $10,000,000 up to $15,000,000 for a calendar year. If net sales for the Licensed Products exceed $15,000,000 in a calendar year, the applicable royalty percentages will be reduced by 50% for net sales above that threshold up to

$20,000,000. The applicable royalty percentage will be reduced to a flat 1% for net sales above $20,000,000 in a calendar year. In any event, Carlisle has agreed to pay a minimum royalty of $250,000 per year, the nonpayment of which would allow Cragar to terminate the License Agreement. Finally, Carlisle has agreed to pay Cragar a royalty prepayment of $175,000, applicable to future royalty payments. See "Unaudited Proforma Condensed Financial Statements," which give effect to the sale of certain assets and the grant of the license described in this proxy statement, based on certain estimates and assumptions described in the financial statements, as if such transactions were completed on the dates indicated.

         ASSET PURCHASE AGREEMENT

         THE DESCRIPTION OF THE ASSET PURCHASE AGREEMENT SET FORTH BELOW IS ONLY A SUMMARY OF THE KEY TERMS AND IS QUALIFIED BY REFERENCE TO THE COMPLETE TEXT OF THE ASSET PURCHASE AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT AND IS INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE. YOU ARE URGED TO READ THE ENTIRE AGREEMENT CAREFULLY.

         The Asset Purchase Agreement contemplates the sale to Carlisle of certain assets related to Cragar's SOR Wheel Business, including the following assets and rights:

         - INVENTORY. All inventories selected by Carlisle of supplies, packaging, raw materials, purchased parts and components, work-in-process and finished goods related to Cragar's SOR Wheel Business;

         - EQUIPMENT. All machinery, equipment, tooling, dies, molds, perishable tools, fixtures, chucks, shop tools, furniture, test benches, harnesses, hardware, spare-parts, and other tangible personal property owned by Cragar and related to its SOR Wheel Business;

         - CUSTOMER ORDERS. All of Cragar's rights under each uncompleted customer order related to its SOR Wheel Business;

         - VENDOR ORDERS. All of Cragar's rights under each uncompleted vendor order related to its SOR Wheel Business;

         - CONTRACTS. All of Cragar's rights under the executory contracts related to its SOR Wheel Business;

         - WARRANTY RIGHTS. All of Cragar's rights under express or implied warranties from Cragar's suppliers with respect to any of the foregoing assets; and

         - INFORMATION. All operational information, together with originals or copies of all books, records and accounts, engineering data, design data, drawings, manuals, correspondence, records, customer lists, marketing information, promotional material, catalogs, brochures and any other information relating to Cragar's SOR Wheel Business.

Carlisle is not acquiring any assets other than the assets specifically identified above.

         Carlisle will assume all liabilities and obligations arising under any related customer orders, vendor orders and warranty claims, including product warranty returns for all products manufactured or sold by Cragar prior to the closing, and replacing or repairing, at Carlisle's cost, all defective steel wheel products. However, Carlisle will not be required to pay for warranty claims relating to products manufactured by Cragar prior to the closing to the extent that these claims exceed (i) $50,000 during the first six month period following the closing date, (ii) $50,000 during the second six month period, (iii) $25,000 during the third six month period, (iv) $25,000 during the fourth six month period, and (v) $25,000 during the third twelve month period following the closing date. Carlisle will not assume any other obligations or liabilities of Cragar.

         The total purchase price for the assets being sold will be determined at closing, which Cragar estimates will be approximately $1.7 million in cash, including an amount equal to a specified percentage of the net book value of the inventory at closing plus $450,000 for equipment.

         Cragar will retain title to all accounts and notes receivable related to its SOR Wheel Business as of the closing. If any customer makes any payments to Carlisle regarding these receivables, Carlisle will immediately advance those funds to Cragar. Carlisle will be entitled to all accounts and notes receivable related to Cragar's SOR Wheel Business following the closing.

         Cragar will be responsible for any severance and/or other payments, including accrued vacation and sick time, sick pay, and other compensation and benefits incurred in connection with any termination of its employees following the closing.

         The closing of the proposed transaction must occur within five business days after Cragar has obtained all consents required to complete the transaction, but not later than January 15, 2000.

         The Asset Purchase Agreement may be terminated by mutual written consent, by either Cragar or Carlisle if the other party breaches any material term of the agreement that is not cured on a timely basis, or by either Cragar or Carlisle if the closing does not occur within five days after Cragar obtains any required consents, but not later than January 15, 2000.

         Cragar will be obligated to reimburse Carlisle for any losses incurred by Carlisle resulting from a breach by Cragar of any material term of the Asset Purchase Agreement or Cragar's failure to satisfy any liability not assumed by Carlisle. Carlisle will be obligated to reimburse Cragar for any loss incurred by Cragar resulting from a breach by Carlisle of any material term of the Asset Purchase Agreement, Carlisle's failure to discharge any customer orders or vendor orders following the closing, or any liability arising from actions of employees supervised by Carlisle after the closing. In each case, these rights are subject to certain minimum and maximum thresholds as specified in the Asset Purchase Agreement, except that no limitation applies to any loss incurred by Carlisle as a result of Cragar's failure to satisfy any liability not assumed by Carlisle.

No Change In Rights Of Shareholders

         Following the completion of the proposed transaction, Cragar's shareholders will retain their equity interests in Cragar. The completion of the proposed transaction will not result in any changes in the rights of Cragar's shareholders. As discussed elsewhere in this proxy statement, Cragar does not intend to distribute any of the proceeds derived from the proposed transaction to its shareholders through a special dividend, liquidation, share repurchase or similar device.

Regulatory Approval

         Cragar does not believe that any regulatory approvals are or will be required in connection with the proposed transaction.

                                    BUSINESS

         GENERAL

         If the proposed transaction is approved by Cragar's shareholders and completed as anticipated, Cragar's continuing business and future operating results will be substantially changed following the closing. In general, the outsourcing of the manufacturing, selling, marketing, and distribution operations with respect to the Licensed Products, together with the sale of the related assets, will result in a substantial decrease in Cragar's revenues and operating and overhead costs. This decrease in revenues and operating and overhead costs will be replaced by a stream of royalty payments generated by net sales of the Licensed Products by Carlisle and Weld. Set forth below is a brief description of Cragar's current business operations, and a brief description of Cragar's business assuming the proposed transaction is completed as contemplated. The change in Cragar's business operations resulting from the proposed transaction, together with the transaction with Weld, entails certain risks. Cragar recommends that you review the risk and other investment factors under "Risk Factors Related to the Proposed Transaction" in this proxy statement.

         CURRENT BUSINESS OPERATIONS

         Cragar designs, produces, and sells high-quality custom vehicle wheels and wheel accessories. Cragar believes that the CRAGAR name is one of the most widely recognized brand names in the automotive aftermarket industry. Cragar markets a wide selection of custom wheels and components that are designed to appeal to automotive enthusiasts who desire to modify the styling, design, or performance of their cars, trucks, or vans. Cragar historically has sold its wheel products in the automotive aftermarket through a national distribution network of value-added resellers, including tire and automotive performance warehouse distributors and retailers and mail order houses. Major resellers include The Heafner Group, Inc. (which includes
J. H. Heafner Company, Inc., ITCO Logistics Corp., Speed Merchants dba Competition Parts Warehouse and Oliver and Winston, Inc.), Keystone Automotive Operations, Inc., RELCO Corp., Buckeye Sales, Inc. and Discount Tire.

         Traditionally, Cragar's ten largest customers have accounted for a substantial portion of Cragar's gross sales. For the year ended December 31, 1998, Cragar's ten largest customers accounted for approximately 57.2% of gross sales, with J.H. Heafner Company, Inc. accounting for 13.5% of gross sales, Keystone Automotive accounting for 7.7% and RELCO Corp. accounting for 5.1% of gross sales. For the year ended December 31, 1997, Cragar's ten largest customers accounted for a total of approximately 66.3% of gross sales, with Super Shops, Inc., accounting for 27.5%, J.H. Heafner Company, Inc. accounting for 9.6%, and Keystone Automotive Operations, Inc. accounting for 6.2% of gross sales. Cragar does not have any long-term contractual relationships with any of its major customers. Due to the significant concentration of sales to Cragar's top ten customers, the loss of any one such customer has had and could continue to have a material impact on Cragar's results of operations and financial condition.

         In order to appeal to a broad spectrum of consumers, Cragar offers a wide selection of custom wheels. Cragar's products include entry-level custom steel wheels, wire and spoked wheels, chrome plated, one-piece cast aluminum wheels, and race wheels. Cragar's wheels feature classic designs that have been sold under the CRAGAR name since the 1960s as well as contemporary designs that reflect continually changing consumer preferences.

         Cragar believes that the custom wheel industry is highly fragmented, with only a few companies holding market share in excess of ten percent. Like Cragar, many of its competitors do not manufacture their own wheels, but purchase the wheel components or finished wheels from third parties for later assembly and sale to the public. Unlike Cragar, however, most of its competitors do not offer a full line of custom wheel products, nor do they have established brand identity. Cragar believes this fragmented nature of the customer wheel market has presented an opportunity for certain competitors, such as Cragar, to pursue strategic combinations and alliances. Cragar believes these alliances can reduce duplicative expenditures, broaden its product lines or enlarge its product offerings, significantly expand the scope of its distribution network into newer underserved markets, enhance Cragar's marketing, selling, distribution and product development capabilities, and significantly reduce unit costs. In pursuing this strategy, Cragar has focused on increasing its sales to replace sales lost in the Super Shops bankruptcy and reducing its operating and overhead costs.

         Through the first nine months of 1999, Cragar achieved a profit primarily through a significant reduction in its operating and overhead costs. However, Cragar does not believe that it has the current financial, operational, and distribution capabilities required to develop new products, significantly increase sales, and achieve long-term profitability under its traditional business model.

         POST-TRANSACTION BUSINESS OPERATIONS

         If the proposed transaction is approved by Cragar's shareholders and completed as contemplated, Cragar will no longer engage in the manufacture, sale, marketing or distribution of any products related to its SOR Wheel Business. Instead, Cragar will rely on Carlisle's substantially greater financial, operational, and distribution capabilities to increase net sales of the Licensed Products and generate a stream of increasing revenues in the form of quarterly royalty payments. In addition, Cragar is entitled to royalties based on the net sales of any new products developed by Carlisle related to the SOR Wheel Business under the CRAGAR brand name, including products and related accessories developed for vehicles other than automobiles, trucks, and vans, such as all-terrain vehicles and golf carts.

         Following completion of the proposed transaction, all costs related to the manufacture, sale, marketing and distribution of Cragar products related to its SOR Wheel Business, including costs associated with inventory, warranties and other risks, will be shifted to Carlisle. As a result, Cragar believes that despite an anticipated significant decline in revenues, the decline will be offset by a substantial reduction in operating and overhead costs, and the receipt of royalty payments due from Carlisle and Weld. Cragar intends to continue limited marketing, advertising, and promotional efforts to the extent these efforts further enhance and leverage the strength of the CRAGAR brand name. In addition, Cragar will pursue efforts to develop new non-wheel product lines using the CRAGAR brand name and will seek similar licensing arrangements with well established companies to manufacture, sell, market and distribute its line of cast one piece aluminum wheels and wheel accessories or other non-wheel related products.

              UNAUDITED PROFORMA CONDENSED FINANCIAL STATEMENTS

         The following unaudited proforma condensed financial statements give effect to the sale of certain inventories and equipment and the licensing of certain assets by Cragar to Weld and Carlisle in separate transactions pursuant to the Asset Purchase Agreements and License Agreements between the parties, and are based on the estimates and assumptions set forth herein and in the notes to such statements. This proforma information has been prepared from historical financial statements and notes, which are incorporated by reference herein. The proforma financial data does not purport to be indicative of the results which actually would have been obtained had the transactions been effected on the dates indicated or of the results which may be obtained in the future.

         The proforma entries are described in the accompanying footnotes to the unaudited proforma condensed financial statements. The proforma condensed statements of operations assume the transactions took place on the first day of the period presented, while the unaudited proforma balance sheet assumes the transactions took place on the balance sheet date.

TRANSACTION - WELD RACING, INC.

         On September 30, 1999, Cragar sold certain assets related to its Wrought Wheel Business to Weld Racing, Inc. in exchange for $98,070 in cash and an as yet undetermined amount in the form of short-term promissory notes. Cragar also granted a license to Weld to manufacture, sell, market and distribute Cragar products related to its Wrought Wheel Business in exchange for a royalty based on net sales of those licensed products by Weld. This transaction was completed in October 1999. Copies of the Agreement of Purchase and Sale of Assets and Exclusive Field of Use License Agreement between Cragar and Weld are included as Exhibits to Cragar's Quarterly Report on Form 10-QSB filed November 15, 1999 with the Commission.

TRANSACTION - CARLISLE TIRE AND WHEEL CO.

         On October 15, 1999, Cragar entered into an Asset Purchase Agreement to sell certain assets related to its SOR Wheel Business to Carlisle in exchange for cash. Cragar also entered into a License Agreement that would grant an exclusive worldwide license to Carlisle to manufacture, sell, market and distribute Cragar products related to its SOR Wheel Business in exchange for a royalty on net sales of those licensed products by Carlisle. Cragar anticipates this transaction will close immediately following the special meeting of shareholders on December 22, 1999, if approved by the shareholders and all conditions to closing are satisfied.

                             CRAGAR INDUSTRIES, INC.
                       PROFORMA BALANCE SHEET (UNAUDITED)
                               SEPTEMBER 30, 1999

  Proforma Financial Statements:

  The following represents a pro forma condensed balance sheet as of September 30, 1999, assuming the following transactions were consummated as of September 30, 1999:

  - Consummation of the Agreement of Purchase and Sale of Assets and the Exclusive Field of Use License Agreement with Weld Racing, Inc.
  - Consummation of the Agreement of Purchase and Sale of Assets and the Exclusive Field of Use License with Carlisle Tire and Wheel Co.


                                                                                     PROFORMA
                                                                   AS REPORTED     ADJUSTMENTS           PRO FORMA
                                                                   -----------     -----------           ---------
                                               ASSETS
Current Assets
  Cash                                                               $   265,155                         $  265,155
  Short-term investments                                                       -     $ 1,462,269  (3)     1,462,269
  Accounts receivable, net                                             1,883,313         300,917  (1)     2,184,230

  Inventories, net                                                     3,185,693        (300,917) (1)     1,749,273
                                                                                      (1,135,504) (2)
  Other current assets                                                   315,246                            315,246
                                                                     -----------     -----------         ----------
  Total current assets                                                 5,649,407                          5,976,172
                                                                     -----------                         ----------
Property, Plant & Equipment, net                                         496,747         (92,395) (1)       310,467
                                                                                          93,885) (2)

Other Assets                                                              21,321                             21,321
                                                                     -----------                         ----------
Total Assets                                                         $ 6,167,475                         $6,307,960
                                                                     -----------                         ----------
                                                                     -----------                         ----------

                     LIABILITIES AND STOCKHOLDERS DEFICIENCY

Current Liabilities
  Short term portion of long-term debt                               $   250,400                          $ 250,400
  Line of credit                                                         496,305        (496,305) (2)             -
  Accounts payable                                                     1,425,628                          1,425,628
  Accrued expenses                                                       556,843                            556,843
  Other current liabilities                                              803,718         100,000  (1)     1,078,718
                                                                                         175,000  (2)
                                                                     -----------                         ----------

  Total current liabilities                                            3,532,894                          3,311,589
                                                                     -----------                         ----------
Long-Term Debt, net of current portion above                           4,260,000        (198,070) (1)     4,260,000
                                                                     -----------                         ----------
                                                                                      (1,264,199) (2)
                                                                                       1,462,269  (3)

Total Liabilities                                                      7,792,894                          7,571,589

Stockholders' Deficiency                                              (1,625,419)          5,675  (1)    (1,263,629)
                                                                                         356,115  (2)
                                                                     -----------                         ----------

Total Liabilities and Stockholders' Deficit                          $ 6,167,475                        $ 6,307,960
                                                                     -----------                         ----------
                                                                     -----------                         ----------

-------------------
(1) The effect of the Agreement of Purchase and Sale of Assets and Exclusive Field of Use License Agreement with Weld Racing, Inc.

(2) The effect of the Agreement of Purchase and Sale of Assets and Exclusive Field of Use License Agreement with Carlisle Tire and Wheel Co.

(3) Loan Agreement with NCFC requires minimum loan balance of $4,000,000. Any loan balance below minimum will be adjusted up to minimum with excess loan proceeds being invested.

                             CRAGAR INDUSTRIES, INC.
                  PROFORMA STATEMENT OF OPERATIONS (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1998

  Proforma Financial Statements:

  The following represents pro forma condensed statements of operations for the year ended December 31, 1998, assuming the following transactions were consummated on January 1, 1998:

  - Consummation of the Agreement of Purchase and Sale of Assets and the Exclusive Field of Use License Agreement with Weld Racing, Inc.
  - Consummation of the Agreement of Purchase and Sale of Assets and the Exclusive Field of Use License Agreement with Carlisle Tire and Wheel Co.

  In addition, the proforma consolidated net (loss) per share gives retroactive effect to the same events which were given retroactive effect in the accompanying financial statements.

                                                                                       PROFORMA
                                                                     AS REPORTED      ADJUSTMENTS        PRO FORMA
                                                                     -----------      -----------        ---------
Net Sales                                                            $12,081,884     $(7,504,259) (1)    $4,577,625
Royalty Revenue                                                                -         464,540  (2)       464,540
                                                                     -----------     -----------         ----------
      Total Revenue                                                   12,081,884                          5,042,165

Cost of Goods Sold                                                    10,769,486      (6,116,006) (1)     4,653,480
                                                                     -----------                         ----------
Gross Profit                                                           1,312,398                            388,685

Selling, General and Administrative Expenses                           4,404,391      (3,749,786) (3)       654,605
                                                                     -----------                         ----------
Income from Operations                                                (3,091,993)                          (265,919)
                                                                     -----------                         ----------
Other Income and (Expenses)
      Interest Expense                                                  (792,221)        754,495  (4)       (37,726)
      Gain or (Loss) on Sale of Assets                                         -        (114,683) (5)      (114,683)
      Settlement                                                        (125,000)                          (125,000)
      Other Income/(Expense)                                              37,772                             37,772
                                                                     -----------                         ----------
      Total Other Income and (Expenses)                                 (879,449)                          (239,637)
                                                                     -----------                         ----------
Income Before Income Taxes                                            (3,971,442)                          (505,556)

Income Taxes                                                                   -                                  -
                                                                     -----------                         ----------
Net Income                                                           $(3,971,442)                        $ (505,556)
                                                                     -----------                         ----------
                                                                     -----------                         ----------
Basic net loss per common share                                      $     (1.67)                        $    (0.21)
                                                                     -----------                         ----------
                                                                     -----------                         ----------
Diluted net loss per common share                                    $     (1.67)                        $    (0.21)
                                                                     -----------                         ----------
                                                                     -----------                         ----------
Weighted-average shares outstanding - basic and diluted                2,453,990                          2,453,990
                                                                     -----------                         ----------
                                                                     -----------                         ----------

-------------------
(1) To reduce for sales, and related costs of goods sold, involved in the licensing transactions and to liquidate all outstanding inventory as of December 31, 1997.

(2) Royalties earned based on actual sales of product involved in licensing transactions.

(3) To reduce Selling, General and Administrative expenses for costs associated with the on-going operations of the manufacturing, distribution and sales of Cragar wheels.

(4) Reduction in debt associated with financing on-going operations of the manufacture, distribution and sales of Cragar wheels.

(5) Loss on sale of assets from anticipated proceeds received from the sales of equipment less the net book value of those assets at December 31, 1997.

                             CRAGAR INDUSTRIES, INC.
                  PROFORMA STATEMENT OF OPERATIONS (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

  Proforma Financial Statements:

  The following represents pro forma condensed statements of operations for the nine months ended September 30, 1999, assuming the following transactions were consummated on January 1, 1999:

  - Consummation of the Agreement of Purchase and Sale of Assets and the Exclusive Field of Use License Agreement with Weld Racing, Inc.
  - Consummation of the Agreement of Purchase and Sale of Assets and the Exclusive Field of Use License Agreement with Carlisle Tire and Wheel Co.

  In addition, the proforma consolidated net income per share gives retroactive effect to the same events which were given retroactive effect in the accompanying financial statements.

                                                                                      PROFORMA
                                                                     AS REPORTED     ADJUSTMENTS          PRO FORMA
                                                                     -----------     -----------          ---------
Net Sales                                                            $10,818,776     $(6,491,653) (1)    $4,327,123
Royalty Revenue                                                                -         428,989  (2)       428,949
                                                                     -----------     -----------         ----------
      Total Revenue                                                   10,818,776                          4,756,112

Cost of Goods Sold                                                     8,527,808      (4,175,355) (1)     4,352,453
                                                                     -----------                         ----------
Gross Profit                                                           2,290,968                            403,659

Selling, General and Administrative Expenses                           1,653,708      (1,098,488) (3)       555,220
                                                                     -----------                         ----------
Income from Operations                                                   637,260                           (151,561)
                                                                     -----------                         ----------
Other Income and (Expenses)
      Interest Expense                                                  (459,541)        388,664  (4)       (70,877)
      Gain on sale of economic rights to certain assets                  272,600                            272,600
      Gain or (Loss on Sale of Assets)                                         -         203,536  (5)       203,536
      Other Income/(Expense)                                             (69,545)        (57,955) (6)      (127,500)
                                                                     -----------                         ----------
      Total Other Income and (Expenses)                                 (256,486)                           277,759
                                                                     -----------                         ----------
Income Before Provisions for Income Taxes                                380,774                            126,198
      and Extraordinary Item

Provision for Income Taxes                                                     -                                  -
                                                                     -----------                         ----------
Net Income before Extraordinary Item                                 $   380,774                          $ 126,198
                                                                     -----------                         ----------
                                                                     -----------                         ----------
Basic net earnings per common share                                  $      0.11                           $   0.00
                                                                     -----------                         ----------
                                                                     -----------                         ----------
Diluted net earnings per common share                                $      0.05                           $   0.00
                                                                     -----------                         ----------
                                                                     -----------                         ----------
Weighted-average shares outstanding - basic                            2,456,990                          2,456,990
                                                                     -----------                         ----------
                                                                     -----------                         ----------
Weighted-average shares outstanding - diluted                          5,183,197                          5,183,197
                                                                     -----------                         ----------
                                                                     -----------                         ----------

--------------------
(1) To reduce for sales, and related costs of goods sold, involved in the licensing transactions and to liquidate all outstanding inventory as of December 31, 1998.

(2) Royalties earned based on actual sales of product involved in licensing transactions.

(3) To reduce Selling, General and Administrative expenses for costs associated with the on-going operations of the manufacturing, distribution and sales of Cragar wheels.

(4) Reduction in debt associated with financing on-going operations of the manufacture, distribution and sales of Cragar wheels.

(5) Gain on sale of assets from anticipated proceeds received from the sales of equipment less the net book value of those assets at December 31, 1998.

(6) To reduce for the non-operating expenses associated with the on-going operations of the manufacture, distribution and sales of Cragar wheels offset with the loan termination fee from the payoff of the credit facility at NCPC.

                RISK FACTORS RELATED TO THE PROPOSED TRANSACTION

         In addition to the other information included and incorporated by reference in this proxy statement, Cragar's shareholders should carefully consider the risk and other investment factors described below in determining whether to approve the proposed transaction at the special meeting.

CRAGAR WILL BE SUBSTANTIALLY DEPENDENT ON THIRD PARTIES TO GENERATE ROYALTIES

         If completed, the proposed transaction will shift all responsibilities for manufacturing, selling, marketing, and distributing the Licensed Products to Carlisle. Because the royalties payable to Cragar are determined by net sales of Licensed Products sold by Carlisle, the amount payable to Cragar is subject to Carlisle's ability to generate substantial sales and deliver a high-quality product on a timely basis to its customers. In addition, because Carlisle's primary fiduciary obligation is to its shareholders rather than Cragar's shareholders, it may make decisions or take steps that would result in lower royalty payments than would otherwise be the case or that could adversely affect the CRAGAR brand name. If Carlisle does not meet its obligations under the License Agreement, Cragar's primary remedy is to terminate the License Agreement, which may be an effective remedy only if Cragar can identify and secure other capable licensees of its products or otherwise adopt an effective alternative to manufacturing, selling, marketing, and distributing the Licensed Products on its own.

CRAGAR MAY BE UNABLE TO SUPPORT MANUFACTURING, SALE, MARKETING AND DISTRIBUTION IF THIRD PARTY TERMINATES THE LICENSE AGREEMENT

         If Carlisle or Weld terminates its License Agreement or Cragar terminates the License Agreement for any reason, Cragar may be forced to incur the cost of manufacturing, selling, marketing, and distributing the products subject to the License Agreement without the financial, operational, and distribution capabilities of its licensees. In the alternative, Cragar could be forced to secure another licensee capable of manufacturing, selling, marketing, and distributing the products on Cragar's behalf and paying any royalties based on sales of those products. There can be no assurance that Cragar would be able to meet these obligations in the event that one or more of the License Agreements is terminated.

COMPLETION OF THE PROPOSED TRANSACTION IS SUBJECT TO A NUMBER OF CONDITIONS THAT MAY NOT BE SATISFIED BY CLOSING

         Even if the shareholders approve the proposed transaction, each party to the transaction is entitled to terminate the agreements if the other party does not satisfy certain conditions to closing, including obtaining any required consents, delivering certain required representations and warranties, and executing and delivering other documents. If the proposed transaction is not completed after approval by Cragar's shareholders, Cragar will have incurred significant time, effort and expenses in attempting to complete a transaction that may not be completed.

ROYALTY PAYMENTS WILL DECREASE AS A PERCENTAGE OF NET SALES AS NET SALES
INCREASE

         The royalty structure negotiated by Cragar with both Carlisle and Weld provides for a decrease in the applicable percentage of net sales that determines royalty payments to Cragar as net sales increase above certain levels. The consequence of this structure is that Cragar's ability to realize the benefits of a substantial increase in sales with respect to any group of its products will be limited by the negotiated royalty fee structure as net sales of the licensed products increase.

CHANGE IN CRAGAR'S BUSINESS MAY DEPRESS THE PRICE OF ITS COMMON STOCK

         Completion of the proposed transaction and other similar transactions Cragar has completed or may complete in the future represent a significant change in Cragar's traditional business model. Because the only other similar transaction of this type was completed as recently as October 1999, Cragar does not have a history of financial results upon which shareholders can rely to make a determination whether the new business strategy will be successful. Given the uncertainty of the consequences of this change in business strategy, as well as the significant decrease in revenues expected to occur, there can be no assurance that the change will result in profitable operations resulting from the anticipated stream of royalty payments. As a result of this uncertainty, the price of Cragar's common stock may be adversely affected.

CHANGE IN BUSINESS MODEL MAY CAUSE REGULATORY ISSUES

         Cragar will continue to be subject to regulation as a publicly-traded company under the Securities Exchange Act of 1934. In addition, as a consequence of the sale of what could be considered substantially all of its assets in exchange for the receipt of a stream of royalty payments, Cragar could face regulatory issues under the Investment Company Act of 1940 if the royalty payments are considered investment securities. If Cragar is considered to be an investment company under the 1940 Act, it would be required to register under that Act as an investment company. As a registered investment company, Cragar would be subject to further regulatory oversight of the Division of Investment Management of the Commission, and its activities would be subject to substantial and costly regulation under the 1940 Act. Cragar does not believe that its activities will subject it to the 1940 Act and accordingly does not intend to register as an investment company under the Act, although there can be no assurance that such registration would not be required in the future.

CRAGAR'S EFFORTS TO EXTEND CRAGAR BRAND NAME TO OTHER PRODUCTS MAY NOT BE SUCCESSFUL

         Cragar's new business strategy contemplates the extension of the CRAGAR brand name to new products developed by its licensees as well as to non-wheel related products. Cragar regards this extension of its brand name to new products as a key element of a strategy that is designed to increase net sales of Cragar products to generate increased royalties. There can be no assurance, however, that either Cragar or its licensees will be successful in developing and marketing any new products under the CRAGAR brand name, or if any new products are developed, that the sale of these products will have a positive impact on Cragar's financial results.

CRAGAR HAS NO DUTY TO DISTRIBUTE ROYALTY PAYMENTS TO ITS SHAREHOLDERS

         Any royalty payments made to Cragar pursuant to the proposed transaction and the Weld transaction initially will be used by Cragar to increase its working capital and reduce its debt. Cragar has never paid any cash dividends on its common stock and does not anticipate doing so in the foreseeable future. As a result, shareholders should not anticipate that they will receive any distribution of royalties generated by the transactions with Carlisle and Weld.

                 CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                      OF THE PROPOSED TRANSACTION

         THE FOLLOWING DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE PROPOSED TRANSACTION. THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE PROPOSED TRANSACTION.

         SALE OF ASSETS. The sale of Cragar's assets as contemplated by the proposed transaction should be treated for U.S. federal income tax purposes as a taxable sale by Cragar to Carlisle in exchange for the actual purchase price, including the sum of cash, any property received, and the value of any liabilities assumed by Carlisle. As a result, Cragar will recognize gain or loss on the assets sold measured by the difference between Cragar's tax basis in each asset and the portion of the sale proceeds allocable to that asset. The purchase price is allocated among the assets sold using a residual value method. The characterization of income or loss on property used in a trade or business is generally governed by Section 1231 of the Internal Revenue Code. If Cragar's Section 1231 gains exceed the losses, each gain or loss is a long term capital gain or loss derived from the sale of a capital asset to the extent the asset has been held for at least twelve months. If Cragar's losses exceed the gains, all gains and losses are treated as ordinary gains or losses. Any gain attributable to the sale of Cragar's inventory and any depreciation recapture will produce ordinary income.

         Cragar may be able to offset gain recognized on the sale of the assets by other losses, including net operating loss carryforwards that Cragar currently has available.

         The sale of the Cragar's assets should not have any federal tax consequences to Cragar shareholders. However, shareholders having specific questions regarding the tax consequences of the sale should consult their own tax advisors.

         ROYALTIES UNDER THE LICENSE AGREEMENT. In consideration for being granted an exclusive license, Carlisle has agreed to pay Cragar an initial royalty of between two and five percent of net sales of all Licensed Products. In addition, on the effective date of the License Agreement, Carlisle has agreed to pay Cragar a royalty prepayment of $175,000. Cragar will recognize $175,000 of ordinary income in the tax year it earns the royalty prepayment from Carlisle. Cragar also will recognize ordinary income on any future royalties earned under the License Agreement.

           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Cragar common stock is traded on the OTC Bulletin Board under the symbol "CRGR". The following table sets forth the range of high and low bid quotations or high and low sales prices for Cragar's common stock for each of the periods indicated as reported by the OTC Bulletin Board and the Nasdaq Small Cap Market. Bid quotations reflect interdealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.



                                         High                    Low
                                       -------                 -------
           Fiscal Year 1997

           First Quarter                6.00                    4.375
           Second Quarter               5.375                   4.25
           Third Quarter                5.375                   5.00
           Fourth Quarter               6.50                    4.50


           Fiscal Year 1998

           First Quarter                6.00                    5.00
           Second Quarter               5.75                    5.00
           Third Quarter                5.1875                  4.25
           Fourth Quarter               4.3125                  3.0625

           Fiscal Year 1999

           First Quarter                5.5938                  3.50
           Second Quarter               4.25                    3.50
           Third Quarter                3.875                   2.0625




HOLDERS

         The approximate number of beneficial holders of shares of Cragar's common stock outstanding as of November 16, 1999 was 375. On October 17, 1999, the last trading day before the date the proposed transaction was announced, the bid price for the common stock was $______ per share.

DIVIDENDS

         Cragar has never paid cash dividends on its common stock and does not anticipate paying cash dividends in the foreseeable future. As discussed above, Cragar currently intends to retain the proceeds of the proposed transaction and will not pay out any dividend to stockholders in connection therewith. The declaration and payment of future dividends, if any, will be at the sole discretion of the board of directors and will depend upon factors deemed relevant by the board of directors.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of September 30, 1999, the number and percentage of outstanding shares of common stock beneficially owned by
(i) each person known by Cragar to beneficially own more than five percent of such stock, (ii) each of Cragar's directors, (iii) each of Cragar's executive officers, and (iv) all of Cragar's directors and officers as a group. Except as otherwise indicated, Cragar believes that each of the beneficial owners of the common stock listed below, based on information furnished by such owners, has sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                       NUMBER SHARES                 PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)              BENEFICIALLY OWNED(2)             TOTAL(3)
------------------------------------                 ------------------                -----
Michael L. Hartzmark, Ph. D.(4) (11)                      130,466                       5.22%

Michael R. Miller(5)(11)                                   29,333                       1.19%

Mark Schwartz(6) (11)                                     260,831                      10.06%

Sidney Dworkin(7) (11)                                    621,707                      22.52%

Donald McIntyre(11)                                        15,300                        .62%

Harry Schwartz(8)                                         253,264                       9.82%

Dolores Hartzmark(9)                                      147,098                       5.66%

Lee Hartzmark(10)                                         258,500                       9.53%

All executive officers and directors                    1,013,637                      34.45%
   as a group (six persons) (12)

(1) Unless otherwise noted, the address of each of the listed stockholders is c/o Cragar Industries, Inc. 4636 N. 43rd Avenue, Phoenix, Arizona 85031.

(2) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option or warrant.

(3) In calculating percentage ownership, all shares of common stock that the named stockholder has the right to acquire within 60 days upon exercise of any option or warrant are deemed to be outstanding for the purpose of computing the percentage of common stock owned by such stockholder, but are not deemed outstanding for the purpose of computing the percentage of common stock owned by any other stockholder. Shares and percentages beneficially owned are based upon 2,456,990 shares outstanding on September 30, 1999.

(4) Includes 43,333 shares purchasable upon exercise of options, and 31,960 shares owned by MDA Financial, Inc. of which Dr. Hartzmark is a beneficial owner.

(5)      Includes 10,000 shares purchasable upon exercise of options.

(6) Includes 20,100 shares purchasable upon exercise of options, 39,287 shares purchasable upon the exercise of various warrants, and 84,696 purchasable upon conversion of Series A Preferred Stock at $3.21 per share.

(7) Includes 17,400 shares purchasable upon exercise of options, 10,533 shares owned by CN Partners of which Mr. Dworkin is a one-fifth beneficial owner, 116,324 shares purchasable upon the exercise of various warrants, and 169,393 shares purchasable upon conversion of Series A Preferred Stock at $3.21 per share.

(8) Includes 10,533 shares owned by CN Partners of which Mr. Schwartz is a one-fifth beneficial owner, 39,287 shares purchasable upon exercise of various warrants, and 84,696 shares purchasable upon conversion of Series A Preferred Stock at $3.21 per share.

(9)      Includes 36,750 shares purchasable upon exercise of various warrants.

(10) Includes 10,533 shares owned by CN Partners of which Mr. Hartzmark is a one-fifth beneficial owner, 78,574 shares purchasable upon the exercise of various warrants, and 169,393 shares purchasable upon conversion of Series A Preferred Stock at $3.21 per share.

(11) Includes Director and Employee options that have vested or will vest as of November 30, 1999.

(12) Includes Messrs. Dworkin, M. Schwartz, M. Hartzmark, McIntyre, Miller and Franke.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

INTRODUCTION

         Cragar designs, produces, and sells high-quality custom vehicle wheels and wheel accessories. Cragar possesses one of the most widely recognized brand names in the automotive aftermarket industry. Cragar markets a wide selection of custom wheels and components that are designed to appeal to automotive enthusiasts who desire to modify the styling, design, or performance of their cars, trucks, or vans. Cragar historically has sold its wheel products in the automotive aftermarket through a national distribution network of value-added resellers, including tire and automotive performance warehouse distributors and retailers and mail order houses.

         Cragar was formed in 1992 to acquire certain assets, including the accounts receivable, inventory, property, equipment, patents, trademarks, and copyrights in a leveraged buyout from the Wheel and Tire Division of Mr. Gasket Company, Inc., which had filed for reorganization. The fair value of the net assets acquired exceeded the final purchase price, and, accordingly, the fair value of the property and equipment, patents, trademarks, and copyrights acquired was reduced to zero. The remaining balance of $3,687,341 was classified as excess of fair value of assets acquired over cost (commonly referred to as negative goodwill) and was amortized to income over five years using the straight-line method ($737,468 per annum through December 31, 1998). As of December 31, 1998, the balance of the excess of fair value of assets acquired over cost was zero.

RESULTS OF OPERATIONS

COMPARISON OF YEAR ENDED DECEMBER 31, 1998 AND YEAR ENDED DECEMBER 31, 1997

         Net sales consist of gross sales less discounts, returns, and allowances. Net sales for the year ended December 31, 1998 were $12,081,884 compared to $16,545,159 in the year ended December 31,1997, representing a 27.0% decline in net sales. The decrease was primarily attributable to the lack of shipments to Super Shops, formerly Cragar's largest customer, which filed for bankruptcy on September 19, 1997 and is currently being liquidated. Not including net sales of $5,053,572 to Super Shops, Inc. in 1997, net sales increased by 5.1%

         Gross profit is determined by subtracting cost of goods sold from net sales. Costs of goods sold consists primarily of the costs of labor, aluminum, steel, raw materials, overhead, and material processing used in the production of Cragar's products. Gross profit for the year ended December 31, 1998 was $1,312,398 versus $2,636,887 for the year ended December 31, 1997. As a percentage of net sales, gross profit decreased in 1998 compared to 1997, from 15.9% to 10.9%. The decrease in gross profit, both in terms of dollars and as a percentage of net sales, was primarily attributable to the loss of sales to Super Shops resulting in lower overhead absorption through the production cycle and a decrease in margins as Cragar attempted to sell the excess inventory produced based on Super Shops' sales volume.

         Selling, general, and administrative ("SG&A") expenses consist primarily of commissions, marketing expenses, promotional programs, salaries and wages, product development expenses, office expenses, accounting and legal expenses, and non-manufacturing overhead. These expenses for the year ended December 31, 1998 were $4,404,391 compared to $7,394,235 for the year ended December 31, 1997. This 40.4% decrease was primarily attributable to the expense of $3,523,028 recognized in 1997 for bad debt reserve related to the past due receivable from Super Shops as described above. Excluding the allowance, SG&A for the year ended December 31, 1998 increased $533,184 or 13.8% over the comparable twelve month period ended December 31, 1997. This increase was due, in large part, to the amortization and write-off of certain intangible costs, totaling $427, 674, related to wheel designs and molds that Cragar determined had no future value. In addition, Cragar launched an aggressive non-recurring marketing campaign aimed at strengthening Cragar's brand name in the aftermath of the Super Shops bankruptcy. The increases in marketing expenses and the intangible cost write-off were partially offset by Cragar's continued focus on reducing other expenses. Cragar did not receive any benefit from the amortization of excess of fair value of assets over acquired cost in 1998. This amount, which totaled $737,468 in 1997, was fully amortized by December 31, 1997.

         Interest and other expenses, net, for fiscal 1998 were $879,449 compared to $748,905 for fiscal 1997. Interest expense increased from $752,388 in 1997 to $792,221 in 1998, an increase of $39,833 or 5.3%. This increase is attributable to a higher average outstanding debt balance in 1998 than in 1997. Other revenue (expense), net, decreased from $3,483 in 1997 to $(87,228) in 1998. This decrease was primarily attributable to the preference payment due as a result of the Super Shops bankruptcy. The initial preference payment obligation was substantially higher than the finalized negotiated amount due. Cragar was successful in negotiating a much smaller preference payment without forfeiting its claims against the bankruptcy estate. Although there is no assurance Cragar will receive any proceeds, Cragar anticipates the liquidation of the bankruptcy estate will yield Cragar proceeds in excess of this preference payment.

         Because of Cragar's current period net loss and its carry-forward losses from previous years, Cragar had no income tax provision in 1998 and had no provision for alternative minimum taxes in 1998.

         Net loss for the year ended December 31, 1998 was $3,971,442 compared to $4,768,785 for the year ended December 31, 1997, a decrease of $797,343. Excluding the reserve for bad debts in 1997, the net loss increased $2,725,685 from 1997 to 1998. This increase is primarily attributable to the decrease in sales due to the loss of sales from Super Shops, non-recurring marketing expenses, the amortization of excess of fair value of assets over acquired cost, and the preference payment associated with the Super Shops bankruptcy.

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1999 AND NINE MONTHS ENDED SEPTEMBER 30, 1998

         Net sales increased 11.4% from $9,709,999 in the nine month period ended September 30, 1998 to $10,818,776 for the nine month period ended September 30, 1999. The increase was primarily attributable to sales of Cragar's new wire wheel to J. H. Heafner, Inc., Cragar's largest customer, and other existing customers, additional sales to existing customers, and reduction in its inventory of slow-moving and obsolete products.

         Gross profit for the nine months ended September 30, 1999 was $2,290,968 compared to $1,535,137 for the same period in 1998. As a percentage of sales, gross profit improved from 15.8% for the nine month period ended September 30, 1998 to 21.2% for the nine month period ended September 30, 1999. The gross profit improvement during the nine months ended September 30, 1999 was primarily the result of product mix changes, continued cost reduction programs, and increased production, which resulted in improved overhead absorption. Cost reduction efforts, including the reduction of production personnel and outsourcing of selected manufacturing processes, positively affected gross profit in the first nine months of 1999. However, Cragar also expects its gross profit and overall results of operations to vary from period to period based upon a variety of factors, including changes in order levels from customers, the timing of orders, changes in product mix, the level of net sales and other factors, such as overhead absorption. Overhead absorption variations result from changes in production levels and efficiencies. Cragar also anticipates its future operating results to change significantly if the proposed transaction with Carlisle Tire & Wheel Co. is completed.

         Cragar sold the economic rights derived from certain assets for $300,000 during the third quarter of 1999. The gain on the sale, after deducting the underlying cost of the assets and related selling costs, totaled $272,600.

         SG&A expenses for the nine months ended September 30, 1999 decreased $1,586,891 to $1,653,708 from $3,240,599 over the nine months ended September 30, 1998. This 49.0% decrease was due in part to Cragar's concentrated focus on reducing SG&A expenses. Cragar achieved these reductions primarily through reductions in labor and related costs, implementation of a less costly sales and marketing plan, and lower legal, accounting, and professional fees.

         Non-operating expenses, net, for the nine months ended September 30, 1999 were $256,486 compared to $570,875 for the same period for 1998. The decrease of $314,389 was primarily attributable to the gain on sale of the economic rights to certain assets. Cragar sold the economic rights derived from certain assets for $300,000 during the third quarter of 1999. The gain on the sale, after deducting the underlying cost of the assets and related selling costs, totaled $272,600. In addition, Cragar had lower interest costs resulting from a lower outstanding balance on the NCFC Credit Facility (as defined herein).

         Net earnings for the nine months ended September 30, 1999 were $530,974 compared to a net loss of $2,276,337 for the nine months ended September 30, 1998. Excluding the extraordinary gain of $150,200 resulting from the forgiveness of debt by certain material and media vendors, Cragar had net earnings for the nine months ended September 30, 1999 of $380,774. Basic earnings per share for the nine months ended September 30, 1999 was $.17 compared to a basic loss per share of $.97 for the nine months ended September 30, 1998. Diluted earnings per share were $.08 for the nine months ended September 30, 1999 versus a diluted loss per share of $.97 for the nine months ended September 30, 1998.

LIQUIDITY AND CAPITAL RESOURCES

         On April 20, 1998, Cragar secured a credit facility (the "NCFC Credit Facility") with NationsCredit Commercial Funding Corporation ("NCFC"). The terms of the NCFC Credit Facility specify a maximum combined term loan and revolving loan totaling $8.5 million at an interest rate of 1.25% above the prime rate. The NCFC Credit Facility is secured by substantially all of Cragar's assets and certain pledged assets from three investors and expires on April 19, 2002. During the quarter ended June 30, 1999, Cragar negotiated a short-term overadvance provision of $250,000 as part of its NCFC Credit Facility. The overadvance provision expired during the third quarter of 1999. As of September 30, 1999, the outstanding balance under the NCFC Credit Facility was approximately $4,750,000, and Cragar had excess availability of approximately $80,000. The NCFC Credit Facility contains no financial performance covenants and requires prior approval rights to any declarations of cash dividend payments.

         At September 30, 1999, Cragar had an accumulated deficit of $15,627,624. For the nine months ended September 30, 1999, Cragar's operating activities provided $2,098,077 of cash, which was primarily attributable to Cragar's net earnings for the period and the decrease in accounts receivable and inventory. During the nine months ended September 30, 1999, Cragar's financing activities used $1,773,856 of cash. The decrease in cash from financing activities was primarily due to a net decrease of $1,846,056 in net borrowings under the revolving line of the NCFC Credit Facility and long-term debt payments of $187,800. Cragar received $260,000 in proceeds from loans provided by private lenders during the first quarter of 1999.

Cragar had negative cash flow from operations of $(2,834,075) and $(3,994,258) for 1998 and 1997, respectively. Cragar showed an improvement in its cash flow used in operations of $1,160,183 from 1997 to 1998. This improvement is primarily attributable to the amortization of excess fair value of assets acquired over cost included in 1997 operations and the amortization of other assets expensed in 1998. Cragar had net cash provided by investing activities of $13,859 in 1998. In 1997, Cragar used net cash of $(453,317) from investing activities. The difference of $467,176, which represents an improvement in cash flows from investing activities, is primarily attributable to Cragar investing more cash in the purchases of property and equipment during 1997. In 1998, Cragar disposed of assets approximately equal to the amount invested in additional property and equipment. Cragar had net cash provided by financing activities of $2,803,894 in 1998 and $3,600,848 in 1997. Due to the
improvement in the cash flow used in operations during 1998, Cragar did not require as much cash flow provided by financing activities. In 1998, of the total cash provided by financing activities, Cragar received $1,650,000 in equity financing. In 1997, Cragar received $513,178 of the total cash provided by financing activities from equity financing. Overall, Cragar used net cash from all activities of $16,322 in 1998 and $846,727 in 1997.

         Although Cragar believes that the amount available under the NCFC Credit Facility together with cash from operations and its current cash position will be sufficient to fund Cragar's working capital requirements for 1999, there can be no assurance that Cragar's cash flow will be sufficient to finance its operations as currently planned or that it will be able to supplement its cash flow with additional financing. If Cragar is unable to obtain additional funding, its ability to meet its current and future business plans could be materially and adversely affected.

DATA PROCESSING AND TECHNOLOGY AND YEAR 2000

         The Year 2000 issue is one where computer systems may recognize the designation "00" as 1900 when it means 2000, resulting in system failure or miscalculations.

         Cragar initiated a comprehensive review of its core information technology systems, which Cragar is dependent upon for the conduct of day to day business operations, in order to determine the adequacy of those systems in light of future business requirements. Year 2000 readiness was one of a variety of factors to be considered in the review of core systems.

         As a result of its review to date, Cragar determined that certain of its internal software systems were inadequate for Cragar's future business needs, and needed to be upgraded because of various considerations, including Year 2000 non-compliance. In certain cases the timing of system upgrades were accelerated because of the Year 2000 issue, although Cragar believes upgrades, modification or replacement would have been necessary in the near future regardless of such issues. The upgrades were made early in the third quarter 1999 and the full integration of the upgrades were completed by September 30, 1999. Cragar will continue to monitor and test the upgrades during the fourth quarter of 1999 to insure their reliability and compliancy.

         Based on the responses from Cragar's critical suppliers, the suppliers are either Year 2000 compliant or have developed plans to be Year 2000 compliant by December 31, 1999. Cragar plans to continue monitoring its critical suppliers for Year 2000 compliance and take appropriate steps if it appears any critical suppliers will not be Year 2000 compliant by December 31, 1999.

         At this time, Cragar has not developed Year 2000 contingency plans, other than the review and remedial actions described above, and does not intend to do so unless Cragar believes such plans are merited by the results of its continuing Year 2000 review.

         If Cragar or the third parties with which it has relationships were to cease or not successfully complete its or their Year 2000 remediation efforts, Cragar could encounter disruptions to its business that could have a material adverse effect on its business, financial position and results of operations. Cragar could be materially and adversely impacted by widespread economic or financial market disruption or by Year 2000 computer system failures at third parties with which it has relationships.

        CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

         This Proxy Statement contains certain statements that may constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the completion of the proposed transaction and the consequences of completing the proposed transaction, including Cragar's future financial condition, results of operations, cash flows, financing plans, business strategy, projected costs and capital expenditures, and operations after the proposed transactions, and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. All of these forward-looking statements are based on estimates and assumptions made by Cragar's management which, although believed by Cragar's management to be reasonable, are inherently uncertain. Shareholders are cautioned that such forward looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various considerations, including the risk factors and other considerations described in this proxy statement.


                            INDEPENDENT AUDITORS

         Representatives of Semple & Cooper LLP, Cragar's independent auditors, are expected to be present at the Special Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they so desire.


                  WHERE YOU CAN FIND ADDITIONAL INFORMATION

         As required by law, Cragar files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about Cragar. You can inspect and copy these materials at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at http://www.sec.gov.


                                  OTHER MATTERS

         The Board of Directors does not intend to present at the Special Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.

                                         CRAGAR INDUSTRIES, INC.


                                         /s/ Michael L. Hartzmark
                                         ------------------------------------
                                         Michael L. Hartzmark
                                         Chairman and Chief Executive Officer

November ______, 1999

                             CRAGAR INDUSTRIES, INC.



                          INDEX TO FINANCIAL STATEMENTS

                                                                                              PAGE
Independent Auditors' Report                                                                   F-2

Balance Sheet as of December 31, 1998                                                          F-3

Statements of Operations for the years ended December 31, 1998 and 1997                        F-4

Statements of Stockholders' Deficiency for the years ended December 31,
    1998 and 1997                                                                              F-5

Statements of Cash Flows for the years ended December 31, 1998 and 1997                        F-6

Notes to Financial Statements                                                                  F-7

Condensed Balance Sheets at September 30, 1999 and December 31, 1998                           F-18

Condensed Statements of Operations for the nine-month periods ended
    September 30, 1999 and 1998                                                                F-19

Condensed Statements of Cash Flows for the nine-month periods ended
    September 30, 1999 and 1998                                                                F-20

Notes to Condensed Financial Statements                                                        F-21


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
CRAGAR Industries, Inc.:


We have audited the accompanying balance sheet of CRAGAR Industries, Inc. as of December 31, 1998, and the related consolidated statements of operations, stockholders' deficiency and cash flows for each of the years in the two-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CRAGAR Industries, Inc. as of December 31, 1998, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the financial statements, the Company has a stockholders' deficiency and the Company has suffered recurring losses from operations. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that might result from this uncertainty.


                                       KPMG LLP

March 18, 1999

                             CRAGAR INDUSTRIES, INC.

                                  BALANCE SHEET

                                December 31, 1998

                                     ASSETS

Current assets:
     Accounts receivable, less allowance for doubtful accounts of $108,995                 $ 2,879,277
     Inventories, net                                                                        4,352,453
     Prepaid expenses                                                                          200,017
                                                                                           -----------
                 Total current assets                                                        7,431,747

Property and equipment, net                                                                    654,534
Other assets, net                                                                               21,320
                                                                                           -----------
                                                                                          $  8,107,601
                                                                                           -----------
                                                                                           -----------

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
     Line of credit                                                                        $ 2,530,161
     Accounts payable                                                                        2,376,112
     Accrued expenses                                                                        1,032,644
     Accrued interest                                                                           74,678
     Current installments of long-term debt                                                    250,400
                                                                                           -----------
                 Total current liabilities                                                   6,263,995

Line of credit, excluding current installments                                               3,290,333
Long-term debt, excluding current installments                                                 709,667
                                                                                           -----------
                 Total liabilities                                                          10,263,995
                                                                                           -----------
Stockholders' deficiency:
     Preferred stock, par value $.01; authorized 200,000 shares, 22,500 shares
        issued and outstanding                                                                     225
     Additional paid-in capital - preferred                                                  2,090,513
     Common stock, par value $.01; authorized 5,000,000 shares, 2,453,990 shares
        issued and outstanding at December 31, 1998                                             24,540
     Additional paid-in capital - common                                                    12,097,115
     Accumulated deficit                                                                   (16,368,787)
                                                                                           -----------
                 Total stockholders' deficiency                                             (2,156,394)

Commitments, contingencies and subsequent events (notes 7, 12, 13, 14 and 15)
                                                                                           -----------
                                                                                           $ 8,107,601
                                                                                           -----------
                                                                                           -----------

See accompanying notes to the financial statements.

                             CRAGAR INDUSTRIES, INC.

                            Statements of Operations

                     Years ended December 31, 1998 and 1997


                                                                               1998                   1997
                                                                           ------------             ----------
Net sales                                                                   $12,081,884             16,545,159
Costs of goods sold                                                          10,769,486             13,908,272
                                                                            -----------             ----------
                 Gross profit                                                 1,312,398              2,636,887

Selling, general and administrative expenses                                  4,404,391              7,394,235
Amortization of excess of fair value of assets acquired over cost                    --               (737,468)
                                                                            -----------             ----------
                 Loss from operations                                        (3,091,993)            (4,019,880)

Other revenues (expenses), net:
     Interest expense, net                                                     (792,221)              (752,388)
     Other, net                                                                  37,772                  3,483
     Settlement                                                                (125,000)                    --
                                                                            -----------             ----------
                 Loss before income taxes                                    (3,971,442)            (4,768,785)

Income taxes                                                                         --                     --
                                                                            -----------             ----------

Net loss                                                                   $ (3,971,442)            (4,768,785)
                                                                            -----------             ----------
                                                                            -----------             ----------

Basic net loss per common share                                            $      (1.67)                 (2.08)
                                                                            -----------             ----------
                                                                            -----------             ----------

Diluted net loss per common share                                          $      (1.67)                 (2.08)
                                                                            -----------             ----------
                                                                            -----------             ----------

Weighted-average shares outstanding - basic and diluted                       2,453,990              2,291,278
                                                                            -----------             ----------
                                                                            -----------             ----------

See accompanying notes to the financial statements.

                             CRAGAR INDUSTRIES, INC.

                     Statements of Stockholders' Deficiency

                     Years ended December 31, 1998 and 1997

                                               COMMON STOCK                     PREFERRED STOCK
                                      --------------------------            -----------------------
                                      NUMBER OF                             NUMBER OF
                                        SHARES           AMOUNT              SHARES          AMOUNT
                                      ---------         --------            ---------        ------
Balances, December 31, 1996           2,210,305          $22,103               --            $  --

Issuance of common stock for
      warrants exercised                243,685            2,437               --               --

Net loss                                     --               --               --               --
                                      ---------         --------             ----            ------

Balances, December 31, 1997           2,453,990           24,540               --               --

Issuance of preferred stock                  --               --           22,500              225

Warrants issued with line of
     credit financing                        --               --               --               --

Warrants issued with preferred
     stock                                   --               --               --               --

Amortization of warrant
     valuation                               --               --               --               --

Net loss                                     --               --               --               --
                                      ---------           -------           ------            -----
Balances, December 31, 1998           2,453,990           $24,540           22,500            $225
                                      ---------           -------           ------            -----
                                      ---------           -------           ------            -----

                                             PAID-IN CAPITAL
                                       ---------------------------      ACCUMULATED       STOCKHOLDERS'
                                       COMMON            PREFERRED        DEFICIT          DEFICIENCY
                                     ----------          ---------     ------------       ------------
Balances, December 31, 1996          11,335,141               --        (7,558,489)        3,798,755

Issuance of common stock for
      warrants exercised                510,741               --                --           513,178

Net loss                                     --               --        (4,768,785)       (4,768,785)
                                     ----------       ----------       -----------        ----------
Balances, December 31, 1997          11,845,882               --       (12,327,274)         (456,852)

Issuance of preferred stock                  --        2,249,775                --         2,250,000

Warrants issued with line of
     credit financing                    21,900               --                --            21,900

Warrants issued with preferred
     stock                              229,333         (229,333)               --                --

Amortization of warrant
     valuation                               --           70,071           (70,071)               --

Net loss                                     --               --        (3,971,442)       (3,971,442)
                                     ----------       ----------       -----------        ----------
Balances, December 31, 1998          12,097,115        2,090,513       (16,368,787)       (2,156,394)
                                     ----------       ----------       -----------        ----------
                                     ----------       ----------       -----------        ----------



See accompanying notes to the financial statements.

                             CRAGAR INDUSTRIES, INC.

                            Statements of Cash Flows

                     Years ended December 31, 1998 and 1997

                                                                                     1998                1997
                                                                                 ----------           ----------
Cash flows from operating activities:
     Net loss                                                                    $(3,971,442)         (4,768,785)
     Adjustments to reconcile net loss to net cash used in
         operating activities:
           Provision for losses on accounts receivable                               255,120           3,587,861
           Provision for obsolete and slow-moving inventory                          785,000            (260,945)
           Depreciation and amortization of property and equipment                   304,360             306,069
           Amortization of other assets                                              427,674             140,387
           Amortization of excess fair value of assets acquired over cost                 --            (737,468)
           Gain on sale of property and equipment                                     21,900                  --
           Increase (decrease) in cash resulting from changes in:
              Accounts receivable                                                   (136,517)         (3,023,383)
              Inventories                                                           (483,973)          1,910,077
              Prepaid expenses                                                      (188,864)             27,345
              Other assets                                                           (44,734)           (381,525)
              Accounts payable and accrued expenses                                  258,218            (806,034)
              Accrued interest                                                       (60,817)             12,143
                                                                                 -----------         -----------
                    Net cash used in operating activities                         (2,834,075)         (3,994,258)
                                                                                 -----------         -----------

Cash flows from investing activities:
     Purchases of property and equipment                                            (113,823)           (453,317)
     Disposition of property and equipment                                           127,682                  --
                                                                                 -----------         -----------
                    Net cash provided by (used in) investing activities               13,859            (453,317)
                                                                                 -----------         -----------

Cash flows from financing activities:
     Proceeds from sale of preferred stock                                         1,650,000                  --
     Net borrowings (repayments) on Norwest line of credit                        (5,518,544)          2,561,152
     Net borrowings (repayments) on NCFC line of credit                            5,820,494                  --
     Proceeds from issuance of long-term debt                                      1,127,000             600,000
     Repayments of long-term debt                                                   (166,933)             (4,263)
     Repayments of capital lease obligations                                        (108,123)            (69,219)
     Net proceeds from issuance of common stock                                           --             513,178
                                                                                 -----------         -----------
                    Net cash provided by financing activities                      2,803,894           3,600,848
                                                                                 -----------         -----------

Decrease in cash and cash equivalents                                                (16,322)           (846,727)

Cash and cash equivalents at beginning of year                                        16,322             863,049
                                                                                 -----------         -----------

Cash and cash equivalents at end of year                                          $      --               16,322
                                                                                 -----------         -----------
                                                                                 -----------         -----------

Supplemental disclosure of cash flow information:
     Cash paid for interest                                                       $  854,038             805,974
     Cash paid for income taxes                                                           --               3,342
                                                                                 -----------         -----------
                                                                                 -----------         -----------

Noncash financing and investing activities:
     Contribution of subordinated investor debt                                 $         --           2,000,000
     Exchange of asset reducing accounts payable                                          --             130,000
     Conversion of investor notes payable to preferred stock                         600,000                  --
                                                                                 -----------         -----------
                                                                                 -----------         -----------

See accompanying notes to the financial statements.

                             CRAGAR INDUSTRIES, INC.

                          Notes to Financial Statements

                                December 31, 1998


1.    DESCRIPTION OF BUSINESS

      CRAGAR Industries, Inc. (the Company) designs, produces and sells composite, aluminum, steel and wire custom wheels and wheel accessories. It markets and sells to automotive aftermarket distributors and dealers throughout the United States, Canada, Australia and other international markets.

2.    LIQUIDITY

      The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $16,368,787 as of December 31, 1998, has generated substantial losses for several years, and has a stockholders' deficiency of $2,156,394 as of December 31, 1998. The Company's business plan calls for an increase in sales from new and existing customers, decrease in operating expenses, and an equity investment from a new private offering which management believes will be adequate to provide the Company with operating cash flow and to meet its current obligations. However, there is no certainty that the Company's plans will be successfully carried out. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (a)  USE OF ESTIMATES

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      (b)  CASH AND CASH EQUIVALENTS

           All short-term investments purchased with an original maturity of three months or less are considered to be cash equivalents. Cash and cash equivalents include cash on hand and amounts on deposit with financial institutions.

      (c)  INVENTORIES

           Inventories consist of raw materials and partially and fully assembled custom specialty wheels. Inventories are stated at the lower of cost or market. Cost is determined using the average cost method. Market is based upon current sales price less distribution and selling costs. Provisions are made currently for obsolete and slow-moving inventory.

      (d)  PROPERTY AND EQUIPMENT

           Property and equipment are stated at cost. Depreciation on furniture, fixtures and equipment is provided using the straight-line method over the economic lives of the assets ranging from three to seven years. Leasehold improvements and equipment held under capital leases are amortized over the shorter of the underlying lease terms or the asset lives.

      (e)  REVENUE RECOGNITION

           Revenue from product sales is recognized upon shipment to the customer. Provisions are made currently for estimated product returns.

      (f)  EXCESS OF FAIR VALUE OF ASSETS ACQUIRED OVER COST

           The excess of fair value of assets acquired over cost in the original amount of $3,687,341 was amortized to operations over five years using the straight-line method through December 31, 1997.

      (g)  IMPAIRMENT OF LONG-LIVED ASSETS

           The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeded the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

      (h)  PRODUCT WARRANTIES

           Costs estimated to be incurred with respect to product warranties are provided for at the time of sale based upon estimates derived from experience factors.

      (i)  INCOME TAXES

           The Company uses the asset and liability method of accounting for income taxes whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      (j)  EMPLOYEE STOCK OPTIONS

           The Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25) and related interpretations in accounting for its employee stock options and to adopt the "disclosure only" alternative treatment under Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS 123). SFAS 123 requires the use of fair value option valuation models that were not developed for use in valuing employee stock options. Under SFAS No. 123, deferred compensation is recorded for the excess of the fair value of the stock on the date of the option grant, over the exercise price of the option. The deferred compensation is amortized over the vesting period of the option.

      (k)  NET LOSS PER COMMON SHARE

           Basic net loss per common share is computed based on weighted average shares outstanding and excludes any potential dilution from stock options, warrants and other common stock equivalents. Diluted net loss per common share reflects potential dilution from the exercise or conversion of securities into common stock or from other contracts to issue common stock. Assumed exercise of the outstanding stock options and warrants at December 31, 1998 and 1997 of 1,642,611 and 1,264,778, respectively, have been excluded from the calculation of diluted net loss per common share as their effect is antidilutive.

      (l)  FAIR VALUE OF FINANCIAL INSTRUMENTS

           Statement of Financial Accounting Standard No. 107 "Disclosure about Fair Value of Financial Instruments" requires disclosure of the fair value of certain financial instruments. The following methods and assumptions were used by the Company in estimating fair value disclosures for the financial instruments:

           Limitations -- Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect these estimates.

           Since the fair value is estimated as of December 31, 1998, the amounts that will actually be realized or paid in settlement of the instruments could be significantly different.

           Current assets and current liabilities -- The amounts reported in the balance sheet approximates fair value due to the short maturities of these instruments.

           Long-term debt -- The terms of the Company's long-term debt approximate the terms in the market place at which they could be replaced. Therefore, the fair value approximates the carrying value of these financial instruments.

      (m)  CONCENTRATION OF CREDIT RISK

           Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. As described in note 1, the Company sells its products to automotive aftermarket distributors and dealers throughout the United States, Canada, Australia and other international markets. The Company performs ongoing credit evaluations of its customers' financial condition but does not require collateral to support customer receivables. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Due to the significant concentration of sales to the Company's top ten customers, the loss of any one such customer could have a material impact on the Company's results of operations and financial condition.

      (n)  SEGMENT REPORTING

           The Company has only one segment, sales of wheels and wheel accessories. The Company's foreign sales totaled 3.1% in 1998 and 4.8% in 1997.

4.    INVENTORIES

     Inventories as of December 31, 1998 consist of:

     Raw materials and supplies                                       $2,612,857
     Work-in-process                                                     161,164
     Finished goods                                                    2,577,681
                                                                      ----------
                                                                       5,351,702
     Less allowance for obsolete and slow-moving inventory               999,249
                                                                      ----------
                                                                      $4,352,453
                                                                      ----------
                                                                      ----------

5.   PROPERTY AND EQUIPMENT

      Property and equipment as of December 31, 1998 consists of the following:

     Equipment                                                       $1,035,296
     Leasehold improvements                                             558,791
     Furniture and fixtures                                             435,815
                                                                     ----------
                                                                      2,029,902
     Less accumulated depreciation and amortization                   1,375,368
                                                                     ----------
              Property and equipment, net                            $  654,534
                                                                     ----------
                                                                     ----------

6.    ACCRUED EXPENSES

      Accrued expenses as of December 31, 1998 consist of the following:

   Accrual for stock adjustments, rebates, cash discounts,
      advertising, royalty and warranty                            $   502,787
   Payroll and related benefits                                        127,982
   Professional fees                                                   113,590
   Real estate, personal property and other taxes                       90,254
   Settlement                                                          125,000
   Other                                                                73,031
                                                                    ----------
                                                                    $1,032,644
                                                                    ----------
                                                                    ----------

7.    CREDIT FACILITY

      During 1998, the Company secured a new credit facility with a finance company. The terms of the credit facility specify a maximum combined term loan and revolving line of credit totaling $8.5 million, subject to certain restrictions with respect to the collateral borrowing base. The credit facility contains no financial covenants and is collateralized by certain assets of the Company under a security agreement, which includes accounts receivable, inventories, intangible assets, and property. Certain stockholders have also pledged personal investments totaling $1.5 million as collateral on the credit facility and a portion of the investments are considered in determining the borrowing base. The line of credit bears interest at the prime rate plus 1.25% (9.0% at December 31, 1998) and is due in full in April 2002. As of December 31, 1998, $5,820,494 was outstanding under the line of credit and approximately $149,000 was available to borrow under the line of credit.

      In April 1998, the Company borrowed $1,127,000 under the term loan component of the credit facility. The term note is payable in monthly principal and interest payments based upon the prime rate plus 1.25% (9.00% at December 31, 1998) and is due April 2002. As of December 31, 1998, $960,067 was outstanding under the term loan.

      The credit facility requires the Company to maintain an outstanding minimum principal balance and collateral borrowing base of at least $4 million from the combination of the line of credit and term loans. As this minimum balance must be maintained until April 2002, $4 million of the total balances due under the credit facility are classified as long-term at December 31, 1998.

      Aggregate maturities of the line of credit and term loan over the next five years are as follows: 1999 - $2,780,561; 2000 - $250,400; 2001 -
      $250,400; and 2002 - $3,499,200.

8.    PREFERRED STOCK

      In December 1997, the Company obtained debt financing from two stockholders (investors) of the Company totaling $600,000. The notes, bearing interest at a rate of 12% per annum, were due in full in January 1998. In January 1998, the $600,000 notes to stockholders were converted into 6,000 shares of Series A Convertible Preferred Stock. Total interest expense on investor debt was $3,000 and $2,800 for the years ended December 31, 1998 and 1997, respectively.

      During January 1998, the Company issued 22,500 shares of 7% Series A Convertible Preferred Stock for $1,650,000 cash and conversion of $600,000 of investor notes payable to stockholders, all of which were outstanding at December 31, 1997. Dividends in arrears for preferred stock totaled $135,625 at December 31, 1998.

9.    OUTSTANDING WARRANTS

      At December 31, 1998 and 1997, the Company has outstanding Class A warrants to purchase 7,877.5 shares of the Company's common stock at $1.43 per share. These warrants became exercisable on January 1, 1993 and expire on December 31, 1999. Class B warrants to purchase 24,500 shares of the Company's common stock at $0.36 per share outstanding at December 31, 1996 were exercised in 1997. At December 31, 1998 and 1997, the Company has outstanding Class C warrants to purchase 21,000 shares of the Company's common stock at $3.25 per share. These warrants became exercisable on July 1, 1996 and expire on June 30, 2001. In the opinion of management, the exercise price of the Class A, B, and C warrants approximated their fair value at the date of grant; therefore, no debt discount was recorded at the date of the grant.

      Warrants to acquire 977,500 shares of the Company's common stock at $6.60 per share and representative's warrants to acquire 85,000 shares of the Company's common stock at $7.50 per share were outstanding as of December 31, 1998 and 1997 as a result of the completion of the Company's initial public offering in December 1996.

      During January 1998, the Company granted warrants to purchase 333,333 shares of the Company's common stock at $8.75 per share in conjunction with the preferred stock issuance. These warrants became exercisable in January 1998 and expire in January 2001. These warrants were valued at $229,333 and recorded as a contra entry to additional paid-in capital - preferred. This amount is being amortized to accumulated deficit on a straight-line basis over the three-year life of the warrants.

      In April 1998, the Company issued warrants to purchase 50,000 shares of the Company's common stock at a price of $5.25 per share to a financing company as part of securing its credit facility. The warrants became exercisable in April 1998, at the execution of the credit facility, and expire in April 2003. These warrants were valued at $21,900 based upon the market value of similar publicly traded warrants as of the date of grant. This warrant value was fully amortized to interest expense in 1998.

      No warrants to purchase shares of the Company's common stock were exercised during 1998.

10.   STOCK OPTION PLAN

      During 1996, the Company's Board of Directors and stockholders formally approved the Company's stock option and restricted stock plan and nonemployee director plan (the Plans), which permit the granting of options to purchase shares of the Company's common stock to eligible employees and directors. The Plans reserve 245,000 shares of the Company's common stock for grant. The Plans provide that the options may be either incentive or non-incentive stock options. The exercise price for the incentive stock options shall not be less than 100% of the fair market value of the stock at the date of grant for incentive options and 85% of the fair market value with respect to the non-incentive stock options. Options granted under the Plans must be exercised in whole or in part within 10 years of the date of grant. The Company may also issue stock appreciation rights or restricted stock under provisions of the Plans with similar terms to the incentive and non-incentive stock options. As of December 31, 1998, 90,600 stock options under the Plans were available for grant.

      The per share weighted-average fair value of stock options granted during 1998 and 1997 was $3.24 and $3.29, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected dividend yield 0%, expected volatility of 40.9% and an expected life of 4 years for both 1998 and 1997. The risk-free interest rate was 5.46% and 6.50% for 1998 and 1997, respectively.

      The Company applies APB Opinion 25 in accounting for its Plan, and accordingly, no compensation cost has been recognized for its stock options to employees in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below.

                                                  1998              1997
                                               -----------      -----------
     Net loss:
        As reported                            $(3,971,442)      (4,768,785)
        Pro forma                               (4,113,742)      (4,984,985)

     Loss per share:
        As reported                            $    (1.67)            (2.08)
        Pro forma                                   (1.73)            (2.18)

      The full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the options' vesting period of four years.

      A summary of the aforementioned stock plan follows:

                                                YEAR ENDED DECEMBER 31, 1998    YEAR ENDED DECEMBER 31, 1997
                                                ----------------------------    ----------------------------
                                                                    WEIGHTED                        WEIGHTED
                                                                    AVERAGE                         AVERAGE
                                                  NUMBER OF         EXERCISE        NUMBER OF       EXERCISE
                                                    SHARES           PRICE           SHARES          PRICE
                                                  ---------         --------       ----------      --------
      Balance at the beginning of the year         173,400            $5.26         68,200            $5.52
      Granted                                        6,000             5.25        141,700             5.12
      Forfeited                                    (25,000)            5.12        (36,500)            5.16
      Exercised                                         --               --             --               --
                                                  --------            -----        -------            -----
      Balance at the end of the year               154,400            $5.28        173,400            $5.26
                                                  --------            -----        -------            -----
                                                  --------            -----        -------            -----
      Exercisable at the end of the year           154,400            $5.28        173,400            $5.26
                                                  --------            -----        -------            -----
                                                  --------            -----        -------            -----
      Weighted-average fair value of
         options granted during the year             $3.24                           $3.29
                                                  --------            -----        -------            -----
                                                  --------            -----        -------            -----

      A summary of stock options granted at December 31, 1998 follows:

                                    OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                        ------------------------------------------   ------------------------------
                                          WEIGHTED-
                            NUMBER         AVERAGE       WEIGHTED-        NUMBER         WEIGHTED-
                        OUTSTANDING AT    REMAINING       AVERAGE    EXERCISABLE AT      AVERAGE
                         DECEMBER 31,    CONTRACTUAL     EXERCISE      DECEMBER 31,      EXERCISE
     EXERCISE PRICES         1998            LIFE          PRICE           1998            PRICE
     ---------------   --------------- ---------------  ----------  ---------------      ---------
       5.12 - 5.14          97,600     8 years, 6 mos.    $ 5.12         97,600           $  5.12
          5.25               6,000     9 years, 7 mos.      5.25          6,000              5.25
          5.60              50,800     7 years, 10 mos.     5.60         50,800              5.60
                           -------                        ------        -------           -------
                           154,400                        $ 5.28        154,400           $  5.28
                           -------                        ------        -------           -------
                           -------                        ------        -------           -------

11.   LOSS PER SHARE

      A summary of the Company's basic and diluted loss per share follows:

                                                                        YEARS ENDED DECEMBER 31,
                                                                     ------------------------------
                                                                          1998               1997
                                                                     -----------         ----------
     Net loss                                                        $(3,971,442)        (4,768,785)
     Less preferred stock dividends in arrears                          (135,625)                --
                                                                     -----------         ----------
     Loss available to common stockholders                           $(4,107,067)        (4,768,785)
                                                                     -----------         ----------
                                                                     -----------         ----------

     Basic EPS-weighted average shares outstanding                     2,453,990          2,291,278
                                                                     -----------         ----------
                                                                     -----------         ----------

     Basic loss per share                                                 $(1.67)             (2.08)
                                                                     -----------         ----------
                                                                     -----------         ----------

     Basic EPS-weighted average shares outstanding                     2,453,990          2,291,278

     Effect of dilutive securities                                            --                 --
                                                                     -----------         ----------
                                                                     -----------         ----------

     Dilutive EPS-weighted average shares outstanding                  2,453,990          2,291,278
                                                                     -----------         ----------
                                                                     -----------         ----------

     Diluted loss per share                                     $          (1.67)             (2.08)
                                                                     -----------         ----------
                                                                     -----------         ----------

     Stock options and warrants not included in diluted EPS
        since antidilutive                                             1,642,611          1,264,778
                                                                     -----------         ----------
                                                                     -----------         ----------

12.   INCOME TAXES

      The Company had no current or deferred income taxes for the years ended December 31, 1998 and 1997. The reconciliation of the expected income tax benefit calculated at the U.S. Federal statutory rate of 34% to loss before income taxes for the years ended December 31, 1998 and 1997 is as follows:

                                                                          1998                 1997
                                                                       -----------         ----------
      Computed "expected" tax benefit                                  $(1,350,290)         (1,621,387)
      Change in the valuation allowance for deferred tax assets          1,397,000           2,193,000
      State and local income taxes, net of federal income tax
         benefit                                                          (237,515)           (328,682)
      Other, net                                                           190,805            (242,931)
                                                                       -----------           ---------
                                                                       $        --                  --
                                                                       -----------           ---------
                                                                       -----------           ---------

      The Company has net operating loss carryforwards at December 31, 1998 of approximately $13,721,000 for Federal income tax purposes, which begin to expire in 2010. In the event of a change in ownership pursuant to Internal Revenue Service regulations, utilization of the net operating loss carryforwards may be eliminated or significantly reduced.

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented below:

                                                                           1998                1997
                                                                       -----------          ----------
      Deferred tax assets:
      Accounts receivable, principally due to allowance for
         doubtful accounts                                                 $44,000           1,447,000
      Inventories, principally due to allowance for obsolete
         and slow-moving inventory                                         536,000             883,000
      Differences in basis of assets upon acquisition,
         principally property and equipment and accounts
         receivable                                                        169,000             169,000
      Property and equipment, principally due to differences in
         depreciation                                                       59,000             133,000
      Net operating loss carryovers                                      5,488,000           2,334,000
      Rebates and sales discounts accrual                                  106,000              79,000
      Other                                                                122,000              82,000
                                                                         ---------           ---------
                 Total gross deferred tax assets                         6,524,000           5,127,000

      Less valuation allowance                                          (6,524,000)         (5,127,000)
                                                                         ---------           ---------
                 Net deferred tax assets                                        --                  --

      Deferred tax liabilities                                                  --                  --
                                                                         ---------           ---------

                 Net deferred income taxes                               $      --                  --
                                                                         ---------           ---------
                                                                         ---------           ---------

      The net change in the total valuation allowance for the years ended December 31, 1998 and 1997 was an increase of $1,397,000 and $2,193,000, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. Management believes that the inability to utilize net operating loss carryforwards to offset future taxable income within the carryforward periods is more likely than not. Accordingly, a 100 percent valuation allowance has been recorded against the net deferred tax assets.

13.   OPERATING LEASES

      The Company leases office and warehouse facilities and various equipment items under operating leases. The Company is responsible for all occupancy costs including insurance and utility costs. Minimum future rental commitments for all noncancelable operating leases having original or remaining lease terms in excess of one year and future minimum capital lease payments as of December 31, 1998 are as follows:

     Years ending December 31:
        1999                                                 $  339,799
        2000                                                    360,297
        2001                                                    364,702
        2002                                                    348,090
        2003                                                     55,170
                                                             ----------
     Total lease payments                                    $1,468,058
                                                             ----------
                                                             ----------

      No renewal options are provided for in the operating lease agreements. In the normal course of business, operating leases are generally renewed or replaced by other leases. Total rental expense under operating leases with a term in excess of one month was $309,909 and $311,467 for the years ended December 31, 1998 and 1997, respectively.

14.   CONCENTRATIONS OF RISK -- MAJOR CUSTOMER

      The Company sold a substantial portion of its product to three customers in 1998 and to four customers in 1997. Sales amounts for 1998 and 1997 for these customers are as follows:

                                                               1998              1997
                                                            ----------       -----------
                                                            PERCENT OF        PERCENT OF
                                                               SALES             SALES
                                                            ----------       -----------
     Sales to major customers:
        Heafner Tire                                             13.5%              9.6%
        Reliable Auto - Kansas                                    5.1               5.8
        Keystone Automotive                                       7.7               6.2
        Super Shops                                               --               27.5
                                                                 ----              ----
                                                                 26.3%             49.1%
                                                                 ----              ----
                                                                 ----              ----

      Gross accounts receivable from significant customers as of December 31, 1998 and 1997 follows:


                                                            1998              1997
                                                         ----------        ----------
                                                         PERCENT OF        PERCENT OF
                                                          ACCOUNTS          ACCOUNTS
                                                         RECEIVABLE        RECEIVABLE
                                                         ----------        -----------
     Accounts receivable from major customers:
        Keystone Automotive                                 16.2%                3.9%
        Heafner Tire                                        15.7                 2.3
        Reliable Auto - Kansas                               8.8                 4.8
        Super Shops                                          --                 52.0
                                                            ----                ----
                                                            40.7%               63.0%
                                                            ----                ----
                                                            ----                ----

      On September 19, 1997, Super Shops filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court, Central District of California. As a result, the Company established an allowance for bad debt of $3,523,028 to reserve for 100% of receivables related to this customer at December 31, 1997. In 1998, this receivable was written off against the allowance for doubtful accounts.

15.   CONTINGENCIES

      In 1997, the Company developed a plan to deal with the Year 2000 problem and began converting its computer systems to be Year 2000 compliant. The plan provides for the conversion efforts to be completed by the end of 1999. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Management has also assessed the Year 2000 remediation efforts of the Company's significant suppliers. Although management believes its efforts minimize the potential adverse effects on the Company of a supplier's failure to be Year 2000 compliant on time, there can be no absolute assurance that all its suppliers will become Year 2000 compliant on time or in a way that will be compatible with the Company's systems. The Company does not believe expenditures to be Year 2000 compliant will be material, and is expensing all costs associated with these systems changes as the costs are incurred. However, there can be no assurance that the Company will be able to completely resolve all Year 2000 issues or that the ultimate cost to identify and implement solutions to all Year 2000 problems will not be material to the Company.

      The Company is involved in various claims and actions arising in the ordinary course of business. In the opinion of management, based on consultation with legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity. Accordingly, no provision has been made in the accompanying financial statements for losses, if any, that might result from the ultimate resolution of these matters.

                           CRAGAR INDUSTRIES, INC.
                          Condensed Balance Sheets
                  September 30, 1999 and December 31, 1998



                                                                                   September 30,          December 31,
                                                                                       1999                   1998
                                                                                   -------------          ------------
                        ASSETS                                                      (unaudited)
Current Assets:

      Cash and cash equivalents                                                    $     265,155          $          -
      Accounts receivable, less allowance for doubtful accounts of
        $195,303 as of 9/30/99 and $108,995 as of 12/31/98                             1,883,313             2,879,277
      Inventories, net                                                                 3,185,693             4,352,453
      Prepaid expenses                                                                   315,246               200,017
                                                                                   -------------          ------------
         Total current assets                                                          5,649,407             7,431,747

Property and equipment, net                                                              496,747               654,534
Other assets, net                                                                         21,320                21,320
                                                                                   -------------          ------------
                                                                                   $   6,167,474          $  8,107,601
                                                                                   -------------          ------------
                                                                                   -------------          ------------

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:

      Accounts payable                                                             $   1,425,628          $  2,376,112
      Accrued expenses                                                                 1,280,952             1,032,644
      Accrued interest                                                                    79,609                74,678
      Line of credit                                                                     496,305             2,530,161
      Long-term debt, current installments                                               250,400               250,400
                                                                                   -------------          ------------
         Total current liabilities                                                     3,532,894             6,263,995

Line of credit, excluding current installments                                         3,478,133             3,290,333
Long-term debt, excluding current installments                                           781,867               709,667
                                                                                   -------------          ------------
         Total liabilities                                                             7,792,894            10,263,995
                                                                                   -------------          ------------
Stockholders' equity:

      Preferred stock, par value $.01; authorized 200,000 shares
         22,500 shares issued and outstanding                                                225                   225
      Additional paid-in capital - preferred                                           1,880,294             2,090,513
      Common stock, par value $.01; authorized 5,000,000 shares
         2,456,990 shares issued and outstanding                                          24,570                24,540
      Additional paid-in capital - common                                             12,097,115            12,097,115
      Accumulated deficit                                                            (15,627,624)          (16,368,787)
                                                                                   -------------          ------------
         Total stockholders' equity (deficit)                                      $  (1,625,420)           (2,156,394)
                                                                                   -------------          ------------

                                                                                   $   6,167,474          $  8,107,601
                                                                                   -------------          ------------
                                                                                   -------------          ------------

            See accompanying notes to condensed financial statements

                           CRAGAR INDUSTRIES, INC.
                     CONDENSED STATEMENTS OF OPERATIONS
                Nine Months Ended September 30, 1999 and 1998
                               (unaudited)


                                                                      Nine Months Ended
                                                                         September 30
                                                                -----------------------------
                                                                    1999              1998
                                                                ------------      -----------
Net Sales                                                       $ 10,818,776      $ 9,709,999
Cost of goods sold                                                 8,527,808        8,174,862
                                                                ------------      -----------
        Gross profit                                               2,290,968        1,535,137
Selling, general and administrative expenses                       1,653,708        3,240,599
                                                                ------------      -----------
        Income (loss) from operations                                637,260       (1,705,462)
                                                                ------------      -----------
Non-operating (income) expenses, net
     Interest expense                                                476,918          495,303
     Gain on sale of economic rights to certain assets              (272,600)               -
     Other, net                                                       52,168           75,572
                                                                ------------      -----------
        Total non-operating expenses                                 256,486          570,875
                                                                ------------      -----------

Income (loss) before income taxes
     and extraordinary items                                         380,774       (2,276,337)
Income taxes                                                               -                -
                                                                ------------      -----------
Income (loss) before extraordinary item                              380,774       (2,276,337)

Extraordinary item
     Gain on forgiveness of debt                                     150,200                -
                                                                ------------      -----------
Net income (loss)                                               $    530,974      $(2,276,337)
                                                                ------------      -----------
                                                                ------------      -----------
Basic earnings (loss) per share
     Income (loss) before extraordinary item                    $       0.11      $     (0.97)
     Extraordinary item                                                 0.06                -
                                                                ------------      -----------
     Net income (loss)                                          $       0.17      $     (0.97)
                                                                ------------      -----------
                                                                ------------      -----------
Weighted average shares outstanding - basic                        2,456,990        2,453,990
                                                                ------------      -----------
                                                                ------------      -----------
Diluted earnings (loss) per share
     Income (loss) before extraordinary item                    $       0.05      $     (0.97)
     Extraordinary item                                                 0.03                -
                                                                ------------      -----------
     Net income (loss)                                          $       0.08      $     (0.97)
                                                                ------------      -----------
                                                                ------------      -----------
Weighted average shares outstanding - diluted                      5,183,197        2,453,990
                                                                ------------      -----------
                                                                ------------      -----------

            See accompanying notes to condensed financial statements

                             CRAGAR INDUSTRIES, INC.

                       Condensed Statements of Cash Flows
                  Nine Months Ended September 30, 1999 and 1998

                                   (unaudited)

                                                                                  Nine Months Ended September 30,
                                                                             ------------------------------------------
                                                                                    1999                   1998
                                                                             --------------------   -------------------
Cash flows from operating activities
     Net earnings (loss)                                                             $   530,974          $ (2,276,337)
     Adjustments to reconcile net earnings (loss) to net cash
            used in operating activities:
     Provision for (write-off of) doubtful accounts                                       86,308               241,777
     Reduction in provision for obsolete and slow moving inventory                      (376,429)               24,799
     Depreciation and amortization of property and equipment                             216,854               219,871
     Amortization of other assets                                                              -                61,667
     Amortization of warrants issued with line of credit                                       -                21,900
     Increase (decrease) in cash resulting from changes in:
         Accounts receivable                                                             909,656              (414,382)
         Inventory                                                                     1,543,189              (144,449)
         Prepaid expenses                                                               (115,229)             (132,245)
         Other assets                                                                          -                12,940
         Accounts payable and accrued expenses                                          (702,176)              324,626
         Accrued interest                                                                  4,930               (65,791)
                                                                             --------------------   -------------------
            Net cash povided by (used in) operating activities                         2,098,077            (2,125,624)
                                                                             --------------------   -------------------
Cash flows from investing activities
     Purchases of property and equipment                                                 (59,066)              (43,468)
                                                                             --------------------   -------------------
            Net cash used in investing activities                                        (59,066)              (43,468)
                                                                             --------------------   -------------------
Cash flows from financing activities
     Proceeds from sale of preferred stock                                                     -             1,650,000
     Net borrowings (repayments) on Norwest line of credit                                     -            (5,518,544)
     Net borrowings (repayments) on NCFC line of credit                               (1,846,056)            5,369,226
     Proceeds from long-term debt                                                        260,000             1,127,000
     Repayments of long-term debt                                                       (187,800)             (104,333)
     Repayments of capital lease obligations                                                   -              (105,626)
                                                                             --------------------   -------------------
            Net cash provided by (used in) financing activities                       (1,773,856)            2,417,723
                                                                             --------------------   -------------------
            Net increase (decrease) in cash and equivalents                              265,155               248,631

Cash and cash equivalents at beginning of period                                               -                16,322
                                                                             --------------------   -------------------
Cash and cash equivalents at end of period                                           $   265,155          $    264,953
                                                                             --------------------   -------------------
                                                                             --------------------   -------------------
Supplemental disclosure of cash flow information:
     Cash paid for interest                                                          $   471,987          $    561,094
                                                                             --------------------   -------------------
                                                                             --------------------   -------------------
     Conversion of investor notes payable to preferred stock                         $         -          $    600,000
                                                                             --------------------   -------------------
                                                                             --------------------   -------------------

           See accompanying notes to condensed financial information

                             CRAGAR INDUSTRIES, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                                   (Unaudited)

1.       Summary of Significant Accounting Policies and Practices Basis of
         Presentation:

         The interim financial data of Cragar Industries, Inc. (the Company) as of and for nine months ended September 30, 1999 and 1998 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods.

         The year-end balance sheet information was derived from audited financial statements. These interim financial statements should be read in conjunction with the Company's audited financial statements.

2.       Inventories

         Inventories consist of the following:

                                                                                 SEPTEMBER 30, 1999         DECEMBER 31, 1998
                                                                                 ------------------         -----------------
                                                                                    (Unaudited)
                  Raw materials                                                   $ 1,665,082                  $ 2,612,857
                  Work in process                                                     113,969                      161,164
                  Finished Goods                                                    2,029,462                    2,577,681
                                                                                  -----------                  -----------
                                                                                    3,808,513                    5,351,702
                  Less allowance for obsolete and slow-moving inventory               622,820                      999,249
                                                                                  -----------                  -----------
                  Inventories, net                                                $ 3,185,693                  $ 4,352,453
                                                                                  -----------                  -----------
                                                                                  -----------                  -----------

3.       Basic and Diluted Earnings (Loss) per Share

         Basic and diluted earnings and loss per share amounts are based on the weighted average number of common shares outstanding as reflected on
         Exhibit 11 to Cragar's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999.

4.       Other Related Reserves and Allowances

                                                                                 SEPTEMBER 30, 1999         DECEMBER 31, 1998
                                                                                 ------------------         -----------------
                                                                                    (Unaudited)
                  Stock adjustments and returns                                  $      187,577               $     129,849
                  Rebates reserve                                                         4,235                       5,869
                  Warranty reserve                                                      420,575                     397,991
                  Other reserves                                                         48,331                      72,957

5.       Preferred Stock and Warrants

         During the first quarter ended March 31, 1998, the Company issued 22,500 shares of Series A Preferred Stock for $1,350,000 cash and the conversion of $900,000 in principal amount of investor notes payable. The Company also granted warrants valued at $229,333 to purchase 333,333 shares of common stock at a price of $8.75 per share in connection with the preferred stock issuance. On April 20, 1998, the Company issued warrants to NationsCredit Commercial Funding valued at $21,960 to purchase 50,000 shares of common stock at a price of $5.25 per share. On August 8, 1998, the Company agreed to grant warrants to certain individuals who provided bridge loans to the Company in the aggregate principal amount of $900,000 during December 1997 and January 1998. For each $100,000 made available to the Company, the Company granted warrants to purchase 1,500 shares of common stock at an exercise price of $3.00 per share. The principal amounts of the loans were subsequently converted into 90,000 shares of Series A Preferred Stock. In addition, the Company agreed to grant warrants to certain individuals who continue to pledge assets to secure the Company's obligations under the Loan and Credit
         Agreement with NationsCredit Commercial Funding. The Company agreed to grant warrants to purchase 7,000 shares for each $100,000 in value of the assets pledged on an annual basis, which warrants will be exercisable at an exercise price equal to the price of the Company's common stock on the date of grant. As of September 30, 1999 the Company had granted warrants to purchase 73,500 shares of the Company's common stock at exercise prices equal to the fair market value on the dates of grant. During the first quarter of 1999 the Company agreed to grant warrants to certain individuals who provided financing to the Company in the aggregate principal amount of $260,000 during March 1999. For each $100,000 made available to the Company, the Company granted warrants to purchase 33,333 shares of common stock at an exercise price of $3.00 per share. On May 21, 1999, the Company granted options to Sidney Dworkin, Donald McIntyre and Mark Schwartz, each of whom are outside Directors of the Company, to purchase 2,000 shares of common stock at an exercise price of $3.75 per share, which was the fair market value on the date of grant. Also, on May 21, 1999, the Company agreed that, in lieu of cash payments for director fees, Messrs. Dworkin, McIntyre and Schwartz would each be granted options to purchase 4,000 shares
         (or 2,000 per meeting for the February and May 1999 board meetings) of the Company's common stock, at an exercise price of $3.75 per share, which was the fair market value on the date of grant. Until the Company's cash position improves, the Board of Directors has agreed that for each board meeting an outside director attends, the Company will grant options to that director to purchase 2,000 shares of the Company's common stock exercisable at an exercise price equal to the price of the Company's common stock on the date of grant. As a result, the Company granted to each of the outside directors options to purchase 2,000 shares of the Company's common stock at an exercise price of $3.125, which was the fair market value on the date of grant, for their attendance at the August 1999 board meeting. During the third quarter ended September 30, 1999, no warrants or options to purchase shares of common stock were exercised and no Series A Preferred Stock was converted to common stock. Dividends in arrears for outstanding Series A Preferred Stock at September 30, 1999 totaled $253,750, which are payable, at the discretion of the Company, in cash or additional shares of the Company's Series A Preferred Stock. See "Factors That May Affect
         Future Results and Financial Condition -Dependence on External Financing."

                                                                   APPENDIX A

                    EXCLUSIVE FIELD OF USE LICENSE AGREEMENT


         This Agreement, and any Exhibits, Schedules, and Appendices (collectively, the "AGREEMENT"), effective as of ______________, 1999, is entered into between Cragar Industries, Inc., a Delaware corporation having its principal place of business at 4636 North 43rd Avenue, Phoenix, Arizona 85031 (hereinafter "LICENSOR"), and Carlisle Tire & Wheel Co., (defined to include any of subsidiaries, affiliates, partnerships, shareholders, or other related parties), a Delaware corporation having its principal place of business at 23 Windham Blvd., Aiken, SC 29805 (hereinafter "LICENSEE").

         WHEREAS, Licensor is the owner of the various trademark and/or servicemark rights listed on the attached SCHEDULE A (hereinafter the "TRADEMARK RIGHTS");

         WHEREAS, Licensor is the owner of the various patent rights listed on the attached SCHEDULE B (hereinafter the "PATENT RIGHTS");

         WHEREAS, Licensee and Licensor have entered into a certain Agreement of Sale and Purchase of Assets, dated as of October 15, 1999; and

         WHEREAS, Licensee desires to obtain an exclusive license, in the field of use designated herein, under the Trademark Rights, the Patent Rights, and other intangible rights owned by Licensor.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       DEFINITIONS

         1.1. "PATENTED PRODUCT" means any device or system covered by a claim of any currently issued patent contained in the Patent Rights, or any patent that issues from a currently pending patent application contained in the Patent Rights.

         1.2. "LICENSED PRODUCTS" means the products listed on the attached SCHEDULE C, ALL TRADE DRESS RIGHTS EMBODIED THEREIN and any Patented Product.

         1.3. "LICENSED FIELD" means vehicle wheels, other than motorcycle wheels, having either pierced or non-pierced steel outer rims, and related accessories.

         1.4. "IMPROVEMENT" means any modification in the structure or design of the Licensed Products, whether patentable or unpatentable, which depends upon a Licensed Product for its use or effectiveness or which increases the effectiveness or manufacturability of a Licensed Product, including, without limitation, any modification of a part, component, or process or apparatus for the manufacture thereof.

         1.5. "INTANGIBLE RIGHTS" means (i) any and all documents in whatever form, including but not limited to writings, computer disks, computer tapes, and electronic records, containing design and technical information, engineering or production data, drawings, plans, specifications, techniques, methods, processes, trade secrets, reports, models, market research data, customer lists, and any and all other material or matter used by or in possession of Licensor and applicable to the design, manufacture, assembly, service, and sale of the Licensed Products, (ii) Licensor's general and specific knowledge, experience, and information, not in written or printed form, applicable to the design, manufacture, assembly, service, and sale of the Licensed Products, and (iii) any other trade secret information, and proprietary information that may be applicable to the design, manufacture, assembly, service, and sale of the Licensed Products.

         1.6. "LICENSED RIGHTS" means one or more of any of the Trademark Rights, the Patent Rights, and the Intangible Rights.

2.       LICENSE GRANT

         2.1. Trademarks. Licensor grants to Licensee a worldwide exclusive license in the Licensed Field to use the Trademark Rights in connection with the marketing and sale of the Licensed Products, subject to the terms of this Agreement.

                  2.1.1. The parties agree that Licensee's use of the Trademark Rights, including the goodwill arising from such use, shall inure to the benefit of Licensor, and Licensee shall have no right whatsoever to the Trademark Rights except as specifically set forth herein. Licensee agrees to not use the Trademark Rights, or any simulation or variant thereof, or any mark, name, logo, design, likeness, or other representation confusingly similar to any of the marks included in the Trademark Rights, except as specifically set forth herein.

                  2.1.2. Licensee shall not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of Licensor's right, title, and interest respecting the Trademark Rights. Licensee shall not in any manner represent that it has any ownership in the Trademark Rights, and Licensee acknowledges that its use of the Trademark Rights shall not create in Licensee's favor any right, title, or interest in or to the Trademark Rights.

         2.2. LICENSED PRODUCTS. Licensor grants to Licensee a worldwide exclusive license in the Licensed Field to make, use, sell, import and offer for sale the Licensed Products, subject to the terms of this Agreement. In connection with this grant, Licensor grants to Licensee a worldwide exclusive license in the Licensed Field to use the Patent Rights and the Intangible Rights to manufacture the Licensed Products.

                  2.2.1. Licensor makes no warranty related to the validity or enforceability of any of the issued patents included in the Patent Rights.

                  2.2.2 Licensee may only disclose the Intangible Rights to third parties if such disclosure is necessary for Licensee to perform its obligations under this Agreement, PROVIDED, that no disclosure of the Intangible Rights shall be made by Licensee unless Licensee has obtained from the third party a signed nondisclosure agreement that affords Licensor at least the same protection as set forth in PARAGRAPH 8 herein.

         2.3. No Transfer. The rights granted under this PARAGRAPH 2 may not be sublicensed or transferred, except to Licensees affiliate (defined as any parent, subsidiary, subsidiary of a parent, or other entity in which Licensor owns at least fifty percent of the voting interest therein), without the express prior written consent of Licensor, which shall not be unreasonably withheld.

3.       ROYALTIES AND PAYMENT TERMS

         3.1. Licensee shall pay to Licensor the royalty on Net Sales of Licensed Products as specified in the attached SCHEDULE D. Licensee's obligation to pay royalties under this Agreement will be triggered by the invoice date or the shipping date of the Licensed Products, whichever occurs first. Royalty payments are due thirty (30) days after the end of each calendar quarter.

         3.2. Licensee shall keep accurate and complete records containing all information required for the computation and verification of the payments due under Paragraph 3.1. Licensee shall keep records for a period of at least three years. On a quarterly basis and upon five days advance written notice, Licensor shall have the right to inspect such records during Licensee's ordinary business hours to verify the accuracy of any royalty payments made under this Agreement. If an audit by Licensor uncovers a deficiency in any royalty payment exceeding twenty-five percent (25%) of the payments due under Paragraph 3.1, Licensee must pay the cost of such audit. If an audit by Licensor uncovers a deficiency in any royalty payment Licensee must immediately remit the amount due, including a two percent (2.0%) per month finance charge.

         3.3. Any past due royalty payments will carry an interest rate of two percent (2.0%) per month commencing on the due date and compounding every thirty
(30) days thereafter.

         3.4. Within thirty (30) days after the end of each calendar quarter, Licensee will have paid to Licensor at least the following cumulative royalty payment amounts:

      First Quarter: 20% of the total minimum annual royalty for that year. Second Quarter: 40% of the total minimum annual royalty for that year. Third Quarter: 60% of the total minimum annual royalty for that year. Fourth Quarter: 100% of the total minimum annual royalty for that year.

         If any of the above cumulative royalty payment amounts is not met by Licensee, or if Licensee is late for any quarterly royalty payment, Licensee will be deemed to have defaulted. Upon written notice of such default, Licensee shall have ninety (90) days to cure such default, otherwise Licensor may immediately terminate this Agreement. Termination of this Agreement is the sole remedy available to Licensor.

4.       QUALITY CONTROL

         4.1. Licensee shall use the Trademark Rights in connection with the Licensed Products only upon employing quality standards that meet or exceed each of the following: (a) the current standards under which such products have in the past been manufactured by Licensor; and (b) the standards recognized by the industry as acceptable for such products.

         4.2. Licensee agrees that Licensor has the right to control the quality of all Licensed Products manufactured, sold, and marketed by Licensee under the Trademark Rights. If Licensor determines, in Licensor's sole reasonable discretion, that the quality of the Licensed Products fail to meet the quality control standards set forth herein, then such failure shall constitute a material breach of this Agreement, permitting Licensor to terminate this Agreement upon ninety (90) days' written notice to Licensee, unless such breach is cured.

         4.3. Licensee shall permit Licensor or Licensor's appointed agent to inspect and to monitor Licensee's use of the Trademark Rights including, without limitation, (a) allowing Licensor or Licensor's appointed agent, at reasonable times, to review Licensee's advertisements and other materials using the Trademark Rights, and (b) with reasonable advance notice, to enter the premises of Licensee, or any premises under the control of Licensee, where any Licensed Product is manufactured or sold, to inspect the Licensed Products and the manner in which the Licensed Products are marketed. Licensee shall also provide, upon request of Licensor, representative samples of the Licensed Products and any advertising therefor.

         4.4. Licensee agrees not to use the Trademark Rights in connection with any Licensed Products where the character, appearance, quality, or suitability thereof is disapproved by Licensor. The Licensed Products sold and manufactured under the Trademark Rights shall be in compliance with all applicable national, state, and local laws and regulations governing the Licensed Products.

         4.5.     LEVERAGING OF THE TRADEMARK RIGHTS

                  4.5.1. Subject to approval of Licensor and subject to the quality control standards set forth herein, Licensee may utilize the Trademark Rights in conjunction with any marks owned or created by Licensee, but only to the extent that such use of the Trademark Rights is reasonably intended to promote the Licensed Products, and only to the extent that such use does not dilute any of the Trademark Rights.

                  4.5.2. Subject to approval of Licensor and subject to the quality control standards set forth herein, Licensee shall use the word mark CRAGAR to create new trademark or service mark designs on behalf of Licensor (hereinafter "NEW MARKS"). Such New Marks are only to be used in connection with the sales, promotion, or marketing of the Licensed Products and such New Marks must be distinctive over all other New Marks that are created by additional Licensees of Licensor under similar terms. The parties agree that Licensee's use of such New Marks, including the goodwill arising from such use, shall inure to the benefit of Licensor, and Licensee shall have no right whatsoever to the New Marks except as specifically set forth herein. Licensee agrees to not use the New Marks, or any simulation or variant thereof, or any mark, name, logo, design, likeness, or other representation confusingly similar to any of the New Marks, except as specifically set forth herein.

                  4.5.3 Licensee agrees to use the New Marks whenever the Cragar name or logo is used.

                  4.5.4. Licensee's right to use the Trademark Rights, any marks derived from or including any of the Trademark Rights, and any New Marks, as contemplated by this PARAGRAPH 4.5, shall immediately cease upon termination of this Agreement for any reason.

5.       MARKINGS

         5.1.     [Intentionally Left Blank]

         5.2. Licensee shall place the trademark registration symbol "-R-" immediately following each use of a federally registered trademark included in the Trademark Rights. Licensee shall place the trademark symbol "TM" immediately following each use of a non-federally-registered trademark included in the Trademark Rights.

         5.3. Licensee shall mark each Licensed Product it manufactures with the actual manufacturing date of such Licensed Product, along with any other government-mandated, statutory, or other regulatory markings that may be required. Licensee shall be fully responsible for, and agrees to indemnify Licensor for, any and all product liability and product warranty claims (and any associated costs and damages) caused by Licensee's failure to properly mark the Licensed Products under this Paragraph 5.3.

6.       IMPROVEMENTS

         6.1. If Licensee develops an Improvement, Licensee shall immediately disclose such Improvements to Licensor prior to incorporation or implementation of such Improvement into any Licensed Product. Licensee shall obtain written approval from Licensor, which shall not be unreasonably denied by Licensor, before any such Improvement is incorporated or implemented into any Licensed Product.

         6.2. Upon termination of this Agreement, Licensee shall grant to Licensor a non-exclusive and royalty-free license to make, use, sell, offer for sale, and import products that embody or utilize any Improvement developed by Licensor.

         6.3. Licensor shall retain all rights in and to any Improvement developed or acquired by Licensor. Licensor agrees to grant to Licensee licenses of the scope specified in Paragraph 2 herein for any Improvements developed by Licensor, and the terms of this Agreement shall also apply to such Improvements. No additional royalty shall be due for such additional licenses for such Improvements. Licensee agrees to cooperate with Licensor, without further consideration, during the preparation and prosecution of any patent applications filed in connection with Improvements developed by Licensor.

7.       BEST EFFORTS

         7.1. Licensee shall use its best efforts to promote the sale of the Licensed Products, including making commercially reasonable advertising and marketing expenditures, prospecting and contacting customers and potential customers of the Licensed Products, and striving to achieve a cost-efficient manufacturing process while maintaining a high quality of Licensed Products.

         7.2. Licensor may request Licensee to prepare a written quarterly summary of promotional, marketing, and sales activity related to the Licensed Products.

         7.3. If, for any reason, Licensee ceases to actively market and promote the Licensed Products for any continuous ninety (90) day period, Licensee shall promptly notify Licensor and Licensor shall have the right to immediately terminate this Agreement.

8.       CONFIDENTIALITY

         8.1. During the term of this Agreement, one party (the "DISCLOSING PARTY") may disclose to another party (the "RECEIVING PARTY") confidential information, proprietary information, trade secret information, marketing data, and the like (hereinafter "CONFIDENTIAL INFORMATION"). The Receiving Party shall not use or disclose any Confidential Information, except for the purpose of complying with its obligations under this Agreement.

         8.2. The Receiving Party agrees to keep all Confidential Information strictly confidential, subject to the limited disclosure to a selected number of employees as may be reasonably necessary to enable the Receiving Party to comply with its obligations under this Agreement.

         8.3. Upon termination of this Agreement, the Receiving Party shall return (or destroy if requested by the Disclosing Party) all Confidential Information in its possession. Notwithstanding the foregoing, the confidentiality provisions set forth herein shall survive any termination of this Agreement.

9.       INFRINGEMENT

         9.1. If either party discovers an infringing use of any of the Licensed Rights by any third party, the discovering party shall promptly notify the other party. If Licensor elects to institute an action to end such third party infringement, Licensee shall provide all reasonable assistance to Licensor in connection with such action. If Licensor elects to not institute such an action, Licensee may initiate such action, and Licensor agrees to provide reasonable assistance to Licensee in connection with such action.

         9.2 Any lawsuit or action initiated pursuant to Paragraph 9.1 shall be prosecuted at the sole expense of the party bringing suit and all sums recovered shall be divided equally between the parties after deduction of all reasonable expenses and attorney fees.

10.      TERM AND TERMINATION

         10.1. This Agreement shall have a term of ten (10) years from its effective date, with perpetual renewal rights. Any renewal of this Agreement shall have a term of ten (10) years.

         10.2. At least three hundred sixty (360) days prior to the termination date of the original Agreement or any subsequently renewed Agreement, Licensee shall provide written notice to Licensor of Licensee's intent to terminate or renew the current Agreement.

         10.3. If Licensee fails to comply with any of the material terms of this Agreement, then Licensee will be deemed to have defaulted. Upon written notice of such default, unless otherwise specified herein, Licensee shall have ninety (90) days to cure such default, otherwise Licensor may immediately terminate this Agreement.

         10.4. In the event of failure, receivership, or seizure of Licensee, this Agreement shall terminate immediately.

         10.5. If this Agreement is terminated for any reason, Licensee shall not be relieved of any duties or obligations owing as of the date of termination, including without limitation, accounting for any outstanding royalties, responsibility for product warranties and product liability for any Licensed Products, and the duty to maintain confidentiality in accordance with Paragraph 8 herein. Any royalty payments due upon termination of this Agreement must be paid by Licensee within sixty (60) days of the termination date.

         10.6. Upon termination of this Agreement for any reason, Licensee shall immediately cease and desist from any use whatsoever of the Licensed Rights. Licensee, its primary lender or another party responsible for liquidating the Licensee's inventory may, however, liquidate all remaining inventory in its possession at time of termination, provided that (i) Licensor shall be given the right of first refusal to purchase any or all of the inventory upon the same terms as Licensee offers to third parties, (ii) royalties shall be payable to Licensor on all liquidated inventory. Further, upon termination of this Agreement for any reason, Licensee shall immediately transfer to Licensor or destroy, at Licensor's election, any and all documents and things bearing any mark included within the Trademark Rights.

11.      ARBITRATION

         Any controversy or claim arising out of or relating to this Agreement, or its breach, shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association with all proceedings conducted in Phoenix, Arizona. Judgement upon the award rendered by the arbitrator(s) may be entered in any court having competent jurisdiction.

12.      MISCELLANEOUS TERMS

         12.1. Licensor may assign its rights under this Agreement to any third party, with prior written consent of Licensee, which shall not be unreasonably withheld.

         12.2. Licensee agrees to indemnify and hold Licensor and its officers, directors, representatives, agents, and employees harmless from and against any and all liability, damage, loss, or expense, which Licensor may sustain or incur in any action brought or claim made by any person, organization, or governmental entity or agency (including Licensee), to the extent such liability relates to acts or omissions of acts by Licensee with respect to making, using, selling, importing and offering for sale the Licensed Products, following the Closing Date.

         12.3. EXCEPT AS EXPRESSLY SET FORTH HEREIN, LICENSOR, AND ANY RELATED ENTITIES INCLUDING LICENSOR'S DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ISSUED OR PENDING PATENT CLAIMS, IN THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY LICENSOR THAT THE PRACTICE BY LICENSEE OF THE LICENSES GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT OR TRADEMARK RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL LICENSOR, ITS DIRECTORS, OFFICERS, EMPLOYEES, OR AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF

WHETHER LICENSOR SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

         12.4. Subject to PARAGRAPH 2.3 herein, this Agreement shall be binding upon the successors, assigns, and legal representatives of the parties.

         12.5. Any payment, notice, or other communication required or permitted to be made or given to either party pursuant to this Agreement shall be sufficiently made or given upon actual receipt if hand-delivered or by telecopy, or three days after the date of mailing if sent by certified or registered mail, postage prepaid, addressed to such party at its address set forth above or to any other address as it shall designate by written notice to the other party.

         12.6. The parties agree that if any part, term, or provision of this Agreement is found to be illegal, invalid, or unenforceable, the validity of the remaining provisions shall not be affected thereby.

         12.7. This Agreement shall be governed by, construed, and interpreted in accordance with the laws of the State of Arizona, without regard to its conflict of laws rules.

         12.8. The failure of any party to exercise any right, power, or remedy hereunder shall not constitute a waiver thereof, nor shall any single or partial exercise of any right, power, or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

         12.9. This Agreement constitutes the entire understanding between the parties as to the subject matter hereof. No amendments to this Agreement shall be effective unless in writing and signed by the parties.

         12.10 Licensor represents and warrants to Licensee that Licensor has good and marketable title to and owns or exclusively holds all rights to use, free and clear of all liens, claims, restrictions and infringements, other than those disclosed to Licensee, the Licensed Rights. To the best of the Licensor's knowledge there is no current infringement or other adverse claim pending against any of the Licensed Rights. Licensor has received no notice or has any knowledge that Licensor is currently infringing upon the right or claim right of any person under or with respect to any of the Licensed Rights.

LICENSOR:                               CRAGAR INDUSTRIES, INC.
                                        a Delaware corporation

                                        By:
                                           -------------------------------
                                        Name:
                                             -----------------------------
                                        Title:
                                              ----------------------------

LICENSEE:                               CARLISLE TIRE & WHEEL CO.
                                        a Delaware corporation

                                        By:
                                           -------------------------------
                                        Name:
                                             -----------------------------
                                        Title:
                                              ----------------------------

                    SCHEDULE A - LICENSOR'S TRADEMARK RIGHTS


         THIS SCHEDULE A ACCOMPANIES THE EXCLUSIVE FIELD OF USE LICENSE AGREEMENT, EFFECTIVE __________________________, BETWEEN CRAGAR INDUSTRIES, INC. ("LICENSOR") AND CARLISLE TIRE & WHEEL CO. ("LICENSEE"). THE PARTIES AGREE THAT THIS SCHEDULE A MAY NOT BE AMENDED UNLESS SUCH AMENDMENT IS IN WRITING AND IS SIGNED BY BOTH PARTIES.

A LIST ALL APPLICABLE STATE, FEDERAL, AND FOREIGN REGISTERED TRADEMARKS AND SERVICE MARKS, INCLUDING THE REGISTRATION NUMBERS AND APPROPRIATE EXHIBITS SHOWING DESIGN MARKS ARE ATTACHED.

                      SCHEDULE B - LICENSOR'S PATENT RIGHTS


         THIS SCHEDULE B ACCOMPANIES THE EXCLUSIVE FIELD OF USE LICENSE AGREEMENT, EFFECTIVE ____________________________, BETWEEN CRAGAR INDUSTRIES, INC. ("LICENSOR") AND CARLISLE TIRE & WHEEL CO. ("LICENSEE"). THE PARTIES AGREE THAT THIS SCHEDULE B MAY NOT BE AMENDED UNLESS SUCH AMENDMENT IS IN WRITING AND IS SIGNED BY BOTH PARTIES.

NONE.

                         SCHEDULE C - LICENSED PRODUCTS


         THIS SCHEDULE C ACCOMPANIES THE EXCLUSIVE FIELD OF USE LICENSE AGREEMENT, EFFECTIVE ________________________________, BETWEEN CRAGAR
INDUSTRIES, INC. ("LICENSOR") AND CARLISLE TIRE & WHEEL CO. ("LICENSEE"). THE PARTIES AGREE THAT THIS SCHEDULE C MAY NOT BE AMENDED UNLESS SUCH AMENDMENT IS IN WRITING AND IS SIGNED BY BOTH PARTIES.

         The Licensed Products for the License Agreement shall be as follows:

        1. Any wheel having steel or aluminum spokes attached to a pierced steel outer rim and hub, and related accessories whether or not marketed, distributed or sold under any of the Trademark Rights ("Wire Wheels");
        2. Any wheel having a non-steel center disk attached to a non-pierced steel outer rim, and related accessories, marketed, distributed or sold under any of the Trademark Rights ("Composite Wheels")
        3. Any wheel having a multi-piece center disk attached to a non-pierced steel outer rim, and related accessories, marketed, distributed or sold under any of the Trademark Rights ("Legacy Wheels")
        4. Any other wheel within the Licensed Field other than Licensor's Line, Wire Wheels or Composite Wheels, and related accessories, marketed, distributed or sold under any of the Trademark Rights ("Commodity Steel Wheels").
        5. Licensor's line of wheels, and related accessories with wheel series identification numbers contained in the Cragar Industries, Inc. Warehouse Distributor Workbook dated January 1, 1999 ("Licensor's Line") as set forth below:

                  1.      08/61 (Legacy S/S) (L);
                  2.      32 (Keystone Klassic) (L);
                  3.      54 (SS/T) (L);
                  4.      103 (Street Pro) (L);
                  5.      310 (Nomad) (C);
                  6.      311 (Black Race Wheel) (C);
                  7.      315 (Nomad II)(C);
                  8.      316 (Star Spoke) (C);
                  9.      320 (Quick Trick I) (C);
                 10.      330 (Super Spoke) (C);
                 11.      341 (Street Star) (L);
                 12.      346 (Street Lite) (L);
                 13.      470/471/477/479 (Star Wire) (L); and
                 14.      T80 (W).
                  Legacy are denoted with "L"
                  Commodity Steel Wheels are denoted with "C"
                  Wire Wheels are denoted with "W"

                          SCHEDULE D - ROYALTY PAYMENTS


         This Schedule D accompanies the Exclusive Field of Use License Agreement, effective ________________________________, between Cragar
Industries, Inc. ("Licensor") and Carlisle Tire & Wheel Co. ("Licensee"). The parties agree that this Schedule D may not be amended unless such amendment is in writing and is signed by both parties.

          1. Licensee shall pay to Licensor a royalty of five percent (5.0%) of the Net Sales for all Licensed Products defined as Legacy or Composite Wheels, where "Net Sales" means the total gross sales price for all Legacy and Composite Wheel Licensed Products sold by Licensee less the total gross sales price for all Legacy and Composite Wheel Licensed Products returned to Licensee during the relevant time period, except that the total gross sales price for all returned Legacy and Composite Wheel Licensed Products shall not be deducted in the case where the Licensor is wholly responsible for the returned Legacy and Composite Wheel Licensed Product.

          2. Licensee shall pay to Licensor a royalty of three percent (3.0%) of the Net Sales for all Licensed Products defined as Wire Wheels, where "Net Sales" means the total gross sales price for all Wire Wheel Licensed Products sold by Licensee less the total gross sales price for all Wire Wheel Licensed Products returned to Licensee during the relevant time period, except that the total gross sales price for all returned Wire Wheel Licensed Products shall not be deducted in the case where the Licensor is wholly responsible for the returned Wire Wheel Licensed Product.

          3. Licensee shall pay to Licensor a royalty of two percent (2.0%) of the Net Sales for all Licensed Products defined as Commodity Steel Wheels, where "Net Sales" means the total gross sales price for all Commodity Steel Wheel Licensed Products sold by Licensee less the total gross sales price for all Commodity Steel Wheel Licensed Products returned to Licensee during the relevant time period, except that the total gross sales price for all returned Commodity Steel Wheel Licensed Products shall not be deducted in the case where the Licensor is wholly responsible for the returned Commodity Steel
          Wheel Licensed Product.

          4. During the calendar year, should Net Sales for all Licensed Products exceed ten million dollars ($10,000,000), for the purpose of calculating additional royalty payments due, the royalty percentages in (1), (2) and (3), above, shall be reduced by twenty-five percent (25%) for all Net Sales above ten million ($10,000,000) dollars and equal to or below fifteen million dollars ($15,000,000) for such calendar year.

          5. During the calendar year, should Net Sales for all Licensed Products exceed fifteen million dollars ($15,000,000), for the purpose of calculating additional royalty payments due, the royalty percentages in (1), (2) and (3), above, shall be reduced by fifty percent (50%) for all Net Sales above fifteen million dollars ($15,000,000) and equal to or below twenty million dollars ($20,000,000) for such calendar year.

          6. During the calendar year, should Net Sales for all Licensed Products exceed twenty million dollars ($20,000,000), for the purpose of calculating additional royalty payments due, the royalty percentages in (1), (2) and (3), above, shall all be reduced to one percent (1.0%) for all Net Sales above twenty million dollars ($20,000,000) for such calendar year.

          7. Licensee agrees to pay Licensor a minimum royalty of two hundred, fifty thousand dollars ($250,000) per year for each of the years 2000 and beyond.

          8. On the effective date of the License Agreement, Licensee shall pay to Licensor a royalty prepayment of one hundred, seventy-five thousand dollars ($175,000), which is to be applied to future royalty payments due to Licensor. Payment will be made in a combination of cash and the application of amounts due Licensee by Licensor based on the outstanding Accounts Payable Balance.

                                                                   Appendix B

                    AGREEMENT OF PURCHASE AND SALE OF ASSETS

                                 BY AND BETWEEN

                             CRAGAR INDUSTRIES, INC.

                                       AND

                            CARLISLE TIRE & WHEEL CO.





                                OCTOBER 15, 1999

                                TABLE OF CONTENTS


DESCRIPTION                                                                                            PAGE
-----------                                                                                            ----
ARTICLE 1 OVERVIEW.......................................................................................1
ARTICLE 2 THE TRANSACTION................................................................................1
   2.1    Acquired Assets................................................................................1
   2.2    Assets Not Being Acquired......................................................................2
   2.4    Assumed Liabilities............................................................................3
   2.5    Purchase Price.................................................................................3
   2.6    Payment of Purchase Price......................................................................3
   2.7    Intentionally Left Blank.......................................................................3
   2.8    License Agreement..............................................................................3
   2.9    Right of Recision..............................................................................4
   2.10   Collection of Accounts Receivable..............................................................4
   2.11   Employees......................................................................................4
   2.12   Allocation of Purchase Price...................................................................4
   2.13   Transfer Fees and Taxes; Prorations............................................................4
   2.14   Relocation of Assets...........................................................................5
   2.15   Warranty Claims................................................................................5
ARTICLE 3 CONDUCT PENDING THE CLOSING....................................................................5
   3.1    Operation of Business in Ordinary Course.......................................................5
   3.2    No Negotiations................................................................................6
   3.3    Public Announcements...........................................................................6
   3.4    Confidentiality................................................................................6
   3.5    Access to Information..........................................................................6
   3.6    HSR Act........................................................................................7
ARTICLE 4 THE PARTIES' OBLIGATIONS AT THE CLOSING........................................................7
   4.1    The Closing....................................................................................7
   4.2    Seller's Obligations...........................................................................7
   4.3    Buyer's Obligations............................................................................8
   4.4    Conditions to Closing..........................................................................8
ARTICLE 5 REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION................................................9
   5.1    Representations Relating to the Business.......................................................9
   5.2    Representations of Buyer.......................................................................9
   5.3    Nature and Survival of Representations and Warranties..........................................9
   5.4    Indemnification by Seller.....................................................................10
   5.5    Indemnification by Buyer......................................................................10
   5.6    Limits on Indemnification.....................................................................10
   5.7    Procedure for Indemnification.................................................................10
ARTICLE 6 ADDITIONAL AGREEMENTS.........................................................................10
   6.1    Termination...................................................................................11
   6.2    Effect of Termination.........................................................................11
   6.3    Transaction Expenses..........................................................................11
   6.4    Notices.......................................................................................11
   6.5    Governing Law and Attorneys' Fees.............................................................12
   6.6    Arbitration...................................................................................12
   6.7    Assignment....................................................................................12
   6.8    Intent to be Binding..........................................................................12

   6.9    Waiver of Provisions..........................................................................13

Schedule 1        Inventory - as of October 15, 1999
Schedule 2        Equipment - as of February 19, 1999
Schedule 3        Equipment - supplemental list
Schedule 4        Customer Orders
Schedule 5        Vendor Orders
Schedule 6        Contracts
Schedule 7        Product Warranties



Exhibit A         Definitions
Exhibit B         Representations and Warranties of Seller
Exhibit C         Representations and Warranties of Buyer
Exhibit D         Procedure for Indemnification
Exhibit E         Exclusive Field of Use License Agreement

                    AGREEMENT OF PURCHASE AND SALE OF ASSETS


         This Agreement is made as of October 15, 1999, by and between Carlisle Tire & Wheel Co. (defined to include any subsidiaries, affiliates, partnerships, shareholders, or other related parties), a Delaware corporation (the "BUYER"), and Cragar Industries, Inc., a Delaware corporation (the "SELLER").


                                    ARTICLE 1
                                    OVERVIEW

         1.1 Seller engages in the business of, among others, manufacturing and selling vehicle wheels with steel outer rims and related accessories (the "SOR WHEEL BUSINESS").

         1.2 For purposes of this Agreement, certain capitalized terms have the meanings ascribed to them in EXHIBIT A. Other terms are defined in the body of this Agreement.


                                    ARTICLE 2
                                 THE TRANSACTION

         2.1 ACQUIRED ASSETS. Seller agrees to sell and deliver to Buyer the following assets of the SOR Wheel Business (the "ACQUIRED ASSETS"):

                  (a) INVENTORY. All inventories selected by Buyer of supplies, packaging, raw materials, purchased parts and components, work-in-process and finished goods of Seller related to the SOR Wheel Business, including, but not limited to, all such items at Seller's facility or ordered but not yet received by Seller as of the Closing Date (collectively, "INVENTORY"). A list of the Inventory to be purchased, which was generated by the computer records of the Seller, but has not been verified by a physical count is on SCHEDULE 1;

                  (b) EQUIPMENT. All machinery, equipment, tooling, dies, molds, perishable tools, fixtures, chucks, shop tools, furniture, test benches, harnesses, hardware, spare parts, and other tangible personal property owned by or in the possession of Seller and related to the SOR Wheel Business, whether or not located at the Seller's facility or in the custody of any of Seller's suppliers selected by Buyer (collectively, the "EQUIPMENT"). A list of certain Equipment appraised as of February 19, 1999 is listed on SCHEDULE 2, and a supplemental list of all other Equipment to be purchased is attached as SCHEDULE 3;

                  (c) CUSTOMER ORDERS. All of Seller's rights under each uncompleted customer order related to the SOR Wheel Business as of the Closing Date (collectively, the "CUSTOMER ORDERS"). A list of Customer Orders to be purchased is attached as SCHEDULE 4;

                  (d) VENDOR ORDERS. All of Seller's rights under each uncompleted vendor orders related to the SOR Wheel Business (collectively, the "VENDOR ORDERS"). A list of Vendor Order to be purchased is attached as
SCHEDULE 5; and

                  (e) CONTRACTS. All of Seller's rights under the executory contracts related to the SOR Wheel Business listed in Schedule 6;

                  (f) WARRANTY RIGHTS. All rights of Seller under express or implied warranties from the suppliers of Seller with respect to any of the Acquired Assets to the extent such rights may be assigned to Buyer;

                  (g) INFORMATION. All operational information, together with originals or copies of all books, records and accounts, engineering data, design data, drawings, manuals, correspondence, records, customer lists, marketing information, promotional material, catalogs, brochures and any other information which has been reduced to writing relating to or arising out of the SOR Wheel Business.

         2.2 ASSETS NOT BEING ACQUIRED. The following assets are expressly excluded from the assets to be delivered to Buyer (the "EXCLUDED ASSETS"):

                  (a) the minute books, corporate tax returns, and other documents relating to the organizational existence of Seller as a corporation;

                  (b) any cash, loans and marketable securities of Seller;

                  (c) any of Seller's assets or properties unrelated to the SOR Wheel Business including, without limitation, the Seller's business relating to the manufacture, assembly, and marketing of vehicle wheels made with aluminum outer rims, motorcycle wheels made from any material and one-piece aluminum vehicle wheels and related accessories.

                  (d) any tax refunds paid or payable to Seller;

                  (e) all customer and vendor orders which Buyer elects not to acquire and are not listed on SCHEDULE 4 or SCHEDULE 5;

                  (f) all deposits;

                  (g) all other assets not listed on Schedules 1 through 5 attached here to; and

                  (h) Unless otherwise set forth in this Agreement, all liabilities associated with employees of Seller.

         2.4 ASSUMED LIABILITIES. Except as provided in SECTION 2.15, and except for the Customer Orders and Vendor Orders acquired by Buyer, Buyer will not assume any liabilities of Seller and nothing contained in this Agreement shall be construed as an assumption by Buyer of, any liabilities, obligations or undertakings of any nature whatsoever, whether fixed or contingent, known or unknown, disclosed or undisclosed, and Seller shall be responsible for all of the liabilities, obligations and undertakings not specifically assumed by Buyer (collectively, the "Retained Liabilities"). Seller agrees to pay, perform or discharge the Retained Liabilities in accordance with their respective terms. Seller and Buyer will mutually cooperate in order to consummate assignment of the Customer Orders and Vendor Orders to Buyer, and Buyer will assume all liabilities and obligations under the Customer Orders and Vendor Orders which relate to events occurring after the Closing date.

         2.5 PURCHASE PRICE. In addition to the payments to be made by Buyer under the License Agreement, Buyer will pay to Seller the sum of the following amounts ("PURCHASE PRICE"):

                  (a) an amount equal to 95% of Seller's standard cost of the Inventory for the list on SCHEDULE 1;

                  (b) an amount equal to one hundred thousand dollars ($100,000.00) for the Equipment listed on SCHEDULE 2; and

                  (c) an amount equal to three hundred, fifty thousand dollars ($350,000.00) for the Equipment listed on SCHEDULE 3.

         2.6 PAYMENT OF PURCHASE PRICE. Buyer will pay the Purchase Price, in immediately available funds, as follows:

                  (a) Buyer shall pay for the Inventory upon terms of immediately available funds at the Closing Date, subject to a physical count on the Closing Date, or upon removal from the Seller's facility if movement takes place prior to the Closing Date;

                  (b) Buyer shall pay for the Equipment at the Closing Date;


         2.7      [Intentionally Left Blank]

         2.8 LICENSE AGREEMENT. Buyer and Seller further agree that as of the Closing Date Buyer will enter into a License Agreement with Seller for use of the "Cragar" name and other intangible assets as set forth in Exhibit E.

         2.9 RIGHT OF RECISION. If Buyer at any time defaults under the License Agreement (and such default is not cured within the period specified in the License Agreement), then Seller may, at its sole discretion, repurchase any and all (at Seller's sole discretion) of the Acquired Assets upon the same terms and at the Purchase Price provided herein.

         2.10     COLLECTION OF ACCOUNTS RECEIVABLE.

                  (a) Seller will retain the title to all accounts and notes receivable of Seller related to the SOR Wheel Business as of the Closing Date (the "RETAINED ACCOUNTS"). If any customer makes any payments to Buyer for the Retained Accounts, then Buyer will immediately advance such funds to Seller. Seller will provide to Buyer on a weekly basis a listing of those Retained Accounts which have past due amounts owing to the Seller. Buyer agrees it will work with Seller and make all commercially reasonable efforts to assist
Seller in collecting past due amounts owing to Seller.

                  (b) Buyer will be entitled to all accounts and notes receivable related to the SOR Wheel Business which relate to periods following the Closing Date (the "POST-CLOSING ACCOUNTS"). If any customer issues to Seller a credit or takes a credit upon payment on Retained Accounts which should be applied to the Post-Closing Accounts, then Buyer will immediately reimburse such funds to Seller. If any customer makes any payments to Seller for the Post-Closing Accounts, then Seller will immediately advance such funds to Buyer.

         2.11 EMPLOYEES. Seller will be responsible for any severance and/or other payments, including accrued vacation and sick time, sick pay, and other compensation, benefits, and perquisites, incurred in connection with the termination of any of its employees. Seller will cooperate with Buyer and make reasonable efforts to make available to Buyer the non-exclusive services of Michael Hartzmark, Michael Miller, and Tony Cortes (collectively, the "TRANSITION EMPLOYEES"). Seller agrees to pay the salary and benefits for the Transition Employees for a period of up to 90 days following the Closing; PROVIDED, HOWEVER, that Buyer will pay for all travel costs incurred by the Transition Employees. Notwithstanding the foregoing, Seller shall not be liable to Buyer if any of the Transition Employees refuse at any time to work for Buyer or are otherwise unavailable.

         2.12 ALLOCATION OF PURCHASE PRICE. Promptly following the Closing, Buyer and Seller will mutually determine the manner in which the Purchase Price will be allocated among the Acquired Assets, and Seller and Buyer agree to report the allocation on Internal Revenue Service Form 8594, Asset Acquisition Statement, which they will file with their respective federal income tax returns for the tax year that includes the Closing Date.

         2.13 TRANSFER FEES AND TAXES; PRORATIONS. Buyer will pay all transfer and assumption fees and expenses and sales and use taxes arising out of the transfer of the Acquired Assets. Seller will pay its portion, prorated as of the Closing date, of state and local real and personal property taxes relating to the Acquired Assets. Seller will also be responsible for any Tax in respect of the Business or the Acquired Assets related to any period prior to the Closing date.

         2.14 RELOCATION OF ASSETS. All Acquired Assets which are at Seller's facility will be relocated at Buyer's expense as soon as is reasonably practical after the Closing Date. Buyer and its agents will be given complete and unrestricted access to and use of such facilities and premises for that purpose. Buyer may occupy and use the leased facility for up to six months following the Closing Date or until Seller rejects the Lease or Seller's plan of sublease, whichever occurs first. Thereafter, if Buyer wishes to continue to use any of such facilities, Buyer will be responsible for making arrangements therefor with the owner(s) of such facilities. For its use of such facilities, Buyer will pay rent to Seller equal to the monthly rent payable by Seller to the owner of such facilities, except that the first month of Buyer's use of the leased facility will be rent free. Buyer shall bear the costs of utility services incurred at facilities during its occupancy of such facilities. Buyer shall repair or cause to be repaired, at its expense, all damage caused by its agents in removing such assets.

         2.15 WARRANTY CLAIMS. Buyer will be responsible for all product warranty returns for all products manufactured or sold by Buyer after the Closing Date. Buyer will be responsible for replacing or repairing at Buyer's cost all defective SOR Wheel Business products manufactured by Seller before the Closing Date or by Buyer after the Closing Date within the limitations of Buyer's normal business practices for such Products; PROVIDED, HOWEVER, that, Buyer shall not be required to pay for all warranty claims which relate to products manufactured by Seller prior to the Closing Date which are in excess of (i) $50,000 during the first six month period following the Closing Date,
(ii) $50,000 during the second six month period following the Closing Date,
(iii) $25,000 during the third six month period following the Closing Date, (iv) $25,000 during the fourth sixth month period following the Closing Date, and
(v) $25,000 during the third twelve month period following the Closing Date. Buyer shall be required to pay for warranty claims which relate to products manufactured by Seller prior to the Closing Date beginning in the fourth year following the Closing Date. Buyer shall notify Seller of warranty claims which are the responsibility of the Seller and Seller shall have the opportunity to accept or reject such claims.

                                    ARTICLE 3
                           CONDUCT PENDING THE CLOSING

         3.1 OPERATION OF BUSINESS IN ORDINARY COURSE. Prior to the Closing, Seller will conduct its SOR Wheel Business and affairs only in the ordinary course and consistent with its prior practice including, but not limited to:

                  (a) using its reasonable best efforts to maintain its SOR Wheel Business and sales representatives, customers, assets, suppliers, licenses and operations in accordance with past custom and practice;

                  (b) not entering into any transaction related to the SOR Wheel Business other than in the ordinary course of business, or any transaction with affiliated persons or entities; and

                  (c) not (i) incurring any debt other than in the ordinary course of business and in amounts consistent with past practices; (ii) making any loans; or (iii) increasing the compensation, incentive arrangements or other benefits of any employee other than in the ordinary course of business consistent with past practices.

Seller shall notify Buyer of any material adverse change in the ordinary course of Seller's business, of any governmental or third party complaints, investigations, or hearings (or communications indicating that any may be contemplated), or of any breach by Seller of any agreement, representation or warranty hereunder.

         3.2 NO NEGOTIATIONS. Neither Seller nor any of its Representatives will, directly or indirectly, solicit or participate in any negotiations regarding any proposal or offer from any person or entity (including any of its or their officers or employees) relating to any material transaction, business combination, or sale of the SOR Wheel Business or the Acquired Assets (other than the sale of assets in the ordinary course). Seller will promptly notify Buyer if any person contacts Seller or inquires about any such proposal or offer.

         3.3 PUBLIC ANNOUNCEMENTS. The parties will not issue any press release or public announcement, including announcements to employees or customers, with respect to this Agreement without the prior written consent (which consent will not be withheld unreasonably) of Buyer or Seller, as the case may be.

         3.4 CONFIDENTIALITY. All information concerning a party provided to the other party, other than publicly available information, will be kept in strict confidence by such other party and will only be used to evaluate the other party in conjunction with the transaction contemplated by this Agreement. If this Agreement is terminated, all documents or other media containing such information will be returned to the appropriate party. Subject to the limitations above, nothing herein precludes a party from developing or offering products or services competitive with those of the other party, so long as Buyer's rights under the License Agreement are not infringed upon. The parties may disclose information to their Representatives so long as they agree to keep such information confidential.

         3.5      ACCESS TO INFORMATION.

                  (a) Buyer and its Representatives will have the opportunity to make a complete due diligence review of the books, records, business, and affairs of Seller, including, the Acquired Assets and the leased premises. To facilitate the due diligence review, Seller will provide to Buyer and its Representatives complete access to all of Seller's records and documents, will provide Buyer with personal, bank, and professional references, and will make available for consultation customers, employees, suppliers, and distribution channels.

         3.6 HSR ACT. To the extent required by law, Seller and Buyer shall each file with the FTC and the DOJ any notifications required to be filed by their respective "ultimate parent entities" under the HSR Act, with respect to the transactions contemplated herein. Each party shall be responsible for all expenses incurred in the preparation of their respective HSR Act filings and the filing fees to be paid in connection with the HSR Act filings. The parties shall use their reasonable best efforts to make such filings promptly, to respond to any requests for additional information made by either the FTC or DOJ, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date.


                                    ARTICLE 4
                     THE PARTIES' OBLIGATIONS AT THE CLOSING

         4.1 THE CLOSING. The closing ("CLOSING") of these transactions will be held within five business days of the date Seller obtains any and all consents required to consummate the transaction contemplated herein, but in no event later than January 15, 2000, unless both parties agree to extend the date, and at a time and place as the parties mutually agree.

         4.2 SELLER'S OBLIGATIONS. At the Closing, Seller will deliver the following:

                  (a) physical possession, as possible, of the Acquired Assets in accordance with SECTION 2.1;

                  (b) releases of all liens, encumbrances and security interests in respect of the Acquired Assets and evidences of all payoffs;

                  (c) all needed third-party consents, including but not limited to holders of Seller's outstanding common and preferred stock, Board of Directors, Seller's Senior Lender (Bank of America Commercial Funding Commercial Finance), other secured lenders and consents required to transfer the contracts;

                  (d) the License Agreement referred to in Section 2.8;

                  (e) an executed Bill of Sale, satisfactory to Buyer and Seller, which conveys to Buyer legal title to all of the Acquired Assets;

                  (f) certified resolutions of the Seller's Board of Directors and shareholders approving this Agreement;

                  (g) certificates from the state taxing authorities as evidence that all sales and use tax liabilities of Seller accruing before the Closing Date have been fully satisfied; and

                  (h) opinion of Seller's counsel satisfactory to Buyer.

         4.3 BUYER'S OBLIGATIONS. At the Closing, Buyer will deliver the following:

                  (a) Payment of the Purchase Price in accordance with SECTION 2.6;

                  (b) certified resolutions of the Board of Directors of Buyer necessary to approve this Agreement;

                  (c) all needed third-party consents; and

                  (d) the License Agreement referred to in SECTION 2.8.


         4.4   Conditions to Closing

                  (a) The obligation of Buyer to consummate the transaction contemplated by this Agreement shall be subject to the fulfillment, or the waiver by Buyer, on or prior to the Closing Date, of the following conditions:

                       I. SELLER'S OBLIGATIONS. Delivery by Seller of all items set forth in Section 4.2.
                       II. REPRESENTATIONS AND WARRANTIES TRUE AT THE CLOSING DATE. The representations and warranties of Seller contained in this Agreement shall be deemed to have been made on and as of the Closing Date and shall then be true and correct in all material respects.
                       III. LITIGATION. No claim, action, suit, investigation or other proceeding shall be pending or threatened by any third party (including any governmental agency) before any court or administrative agency challenging or otherwise relating to the transactions provided for in this Agreement or which may adversely affect Seller's ability to fulfill its obligations under this Agreement and the License Agreement.
                       IV. HSR ACT. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated

                  (b) The obligation of Seller to consummate the transaction contemplated by this Agreement shall be subject to the fulfillment, or the waiver by Seller, on or prior to the Closing Date, of the following conditions:

                        I. BUYERS'S OBLIGATIONS. Delivery by Buyer of all items set forth in Section 4.3.
                        II. REPRESENTATIONS AND WARRANTIES TRUE AT THE CLOSING DATE. The representations and warranties of Buyer contained in this Agreement shall be deemed to have been made on and as of the Closing Date and shall then be true and correct in all material respects.
                        III. LITIGATION. No claim, action, suit, investigation or other proceeding shall be pending or threatened by any third party (including any governmental agency) before any court or administrative agency challenging or otherwise relating to the transactions provided for in this Agreement or which may adversely affect Buyer's ability to fulfill its obligations under this Agreement and the License Agreement.
                        IV. HSR ACT. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated
                        V. Approvals. Seller shall have received all required approvals related to this Agreement and the License Agreement and the transaction contemplated therein from its Board of Directors, Shareholders and all necessary third parties.

                                    ARTICLE 5
                 REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

         5.1 REPRESENTATIONS RELATING TO THE SOR BUSINESS. Concurrently with the signing of this Agreement, Seller has prepared a Disclosure Letter which discloses certain information to Buyer. Seller acknowledges that Buyer is relying on the accuracy of the representations and warranties contained in EXHIBIT B. Accordingly, Seller warrants to Buyer that, except for those matters which have been disclosed to Buyer in the Disclosure Letter, each of the representations and warranties contained in EXHIBIT B are true and correct (in all material respects) on the date of this Agreement, and will again be true and correct (in all material respects) on the Closing Date.

         5.2 REPRESENTATIONS OF BUYER. Buyer acknowledges that Seller is relying on the accuracy of the representations and warranties contained in EXHIBIT C. Accordingly, Buyer warrants to Seller that each of the representations and warranties contained in EXHIBIT C are true and correct (in all material respects) on the date of this Agreement, and will again be true and correct (in all material respects) on the Closing Date.

         5.3 NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each statement and agreement made by any of the parties in this Agreement or in any document or other instrument delivered by or on behalf any of the parties pursuant to this Agreement will survive for a period of two (2) years following the Closing of this Agreement.

         5.4 INDEMNIFICATION BY SELLER. Seller agrees to indemnify and hold Buyer harmless from and against any Loss incurred by Buyer in connection with or alleged to result from the following:

                  (a) a breach by Seller of any representation or warranty made pursuant to SECTION 5.1 above or otherwise in this Agreement;

                  (b) a breach by Seller of any of its other obligations or covenants contained in this Agreement;

                  (c) a failure of Seller to pay, perform or discharge any Retained Liability.

         5.5 INDEMNIFICATION BY BUYER. Buyer agrees to indemnify, defend and hold Seller harmless from and against any Loss incurred by Seller in connection with or alleged to result from the following:

                  (a) a breach by Buyer of any representation or warranty made pursuant to SECTION 5.2 above or otherwise in this Agreement;

                  (b) a breach by Buyer of any of its obligations or covenants contained in this Agreement;

                  (c) Buyer's failure to discharge the Customer Orders and Vendor Orders following the Closing Date; and

                  (d) any liability arising from the actions of the Transition Employees while under the supervision or control of Buyer.

         5.6 LIMITS ON INDEMNIFICATION. In order to limit certain transaction expenses, the parties acknowledge and agree that neither party may seek indemnification under this Article 5 unless the aggregate claims exceed $10,000 and that no claim by either party may exceed $2,000,000. This limitation on indemnification shall not apply to any loss incurred by Buyer as a result of Seller's failure to perform or discharge any Retained Liabilities.

         5.7 PROCEDURE FOR INDEMNIFICATION. The party that is entitled to be indemnified hereunder shall follow the procedures set forth in EXHIBIT D.


                                    ARTICLE 6
                              ADDITIONAL AGREEMENTS

         6.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written consent of Buyer and Seller;

                  (b) by either Buyer or Seller if the other party breaches any of its material representations, warranties, or covenants contained in this Agreement and, if the breach is curable, the breach is not cured within five (5) business days after notice; or

                  (c) by either Buyer or Seller if the Closing does not occur within five business days of the date Seller obtains any and all consents required to consummate the transaction contemplated herein, but in any event no later than January 15, 2000 (except that no party shall have the right to terminate this Agreement unilaterally if the event giving rise to the non-occurrence of the Closing is primarily attributable to that party or to any affiliated party).

         6.2 EFFECT OF TERMINATION. If this Agreement is terminated as provided above, this Agreement will become void and none of the parties or their Representatives will have any further liability or obligation except as set forth in SECTION 3.5 of this Agreement, and except for liability arising from a breach of this Agreement.

         6.3 TRANSACTION EXPENSES. Except as expressly provided herein, each party shall bear its own expenses, including without limitation, all fees of counsel, consultants, and accountants incident to this Agreement.

         6.4 NOTICES. All notices, and other communications hereunder will be in writing and deemed to have been given when (i) delivered by hand, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, postage pre-paid return receipt requested, or (iii) when actually received by the addressee, in each case to the following:

                  If to Seller:               Cragar Industries, Inc.
                                              4636 North 43rd Avenue
                                              Phoenix, Arizona 85031
                                              Phone: (623) 247-1300, ex. 508
                                              FAX: (623) 846-0684
                                              Attn:  Michael Hartzmark

                  With a copy to:             Snell & Wilmer L.L.P.
                                              One Arizona Center
                                              Phoenix, Arizona 85004-0001
                                              Phone: (602) 382-6363
                                              FAX:  (602) 382-6070

                                              Attn:  Richard Stagg, Esq.

                  If to Buyer       :         Carlisle Tire & Wheel
                                              23 Windham Blvd.
                                              Aiken, SC 29805
                                              Phone:  803-643-2900
                                              FAX:  803-643-2919
                                              Attn:  President

                  With a copy to:             Carlisle Companies Incorporated
                                              250 S. Clinton St., Suite 201
                                              Syracuse, NY 13202
                                              Phone:  315-474-2500
                                              FAX: 315-474-2008
                                              Attn: Vice-President,
                                              Secretary & General Counsel

         6.5 GOVERNING LAW AND ATTORNEYS' FEES. The validity, construction, and enforceability of this Agreement shall be governed in all respects by the laws of the State of Arizona, without regard to its conflict of laws rules

         6.6 ARBITRATION. Any controversy relating to this Agreement or relating to the breach hereof shall be settled by arbitration conducted in Phoenix, Arizona in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The award rendered by the arbitrator(s) shall be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) shall possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration shall be borne by the losing party unless otherwise allocated by the arbitrator(s). The agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties shall continue to perform their respective obligations under this Agreement. Nothing herein shall preclude the Seller or any affiliate or successor from seeking equitable relief, including injunction or specific performance, in any court having jurisdiction, in connection with the non-compete agreement.

         6.7 ASSIGNMENT. This Agreement will not be assigned by operation of law or otherwise, except that this Agreement may be assigned by operation of law to any corporation or entity with or into which Seller may be merged or consolidated or to which Seller transfers all or substantially all of its assets, and such corporation or entity assumes this Agreement and all obligations and undertakings of Seller hereunder.

         6.8 INTENT TO BE BINDING. The Schedules and Exhibits referred to herein are incorporated herein by reference as if fully set forth in the text of this Agreement. This Agreement may be executed in any number of counterparts, and each counterpart constitutes an original instrument, but all such separate counterparts constitute one and the same agreement. This Agreement may not be amended except by an instrument in writing approved by Buyer and Seller. If any term, provision, covenant, or restriction of this Agreement is held by a court to be invalid or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement will remain in full force and effect and will in no way be affected or invalidated and the court will modify this Agreement or, in the absence thereof, the parties agree to negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

         6.9 WAIVER OF PROVISIONS. The terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof will, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

         Buyer and Seller have executed this Agreement on the date first written above. By signing below, each individual represents that he or she is a duly elected officer of the company and is authorized to sign in that capacity.

                                CRAGAR INDUSTRIES, INC., a Delaware corporation


                                By:
                                    ------------------------------------
                                Name:
                                      ----------------------------------
                                Title:
                                       ---------------------------------


                                CARLISLE TIRE & WHEEL CO.
                                a Delaware corporation


                                By:
                                    ------------------------------------
                                Name:
                                      ----------------------------------
                                Title:
                                       ---------------------------------

                                                                       EXHIBIT A

                                   DEFINITIONS


         1. Definitions. For purposes of this Agreement, the following terms have the following meanings.

         "ACCOUNTS RECEIVABLE" means all selected accounts and notes receivable of Seller related to the SOR Wheel Business as of the Closing Date which are Current Receivables (i.e., bona fide accounts receivable resulting from sales and shipments of SOR Wheel Business products to credit worthy customers of Seller within sixty days immediately preceding the Closing Date and are not heavily concentrated accounts or contra accounts which are deemed unacceptable by Bank of America Commercial Funding Commercial Finance), Future Receivables (i.e. bona fide accounts receivable resulting from sales and shipments of SOR Wheel Business products to customers of Seller within ninety days immediately preceding the Closing Date in which Seller agreed at the time of sales that the customer need not pay for the products for up to ninety days following the sale), or other bona fide accounts receivable.

         "APPLICABLE LAWS" means all laws and regulations of foreign, federal, state, and local governments and all agencies regulating or otherwise affecting the SOR Wheel Business or the Acquired Assets, including, without limitation, employee health and safety, the discharge of pollutants or wastes, and employee benefit plans.

         "CONTRACT" means any (i) agreement or indenture relating to the borrowing of money in excess of $5,000 relating to the SOR Wheel Business or Acquired Assets or to mortgaging, pledging, or otherwise placing a lien on any of the Acquired Assets; (ii) guaranty of any obligation for borrowed money secured by lien on Acquired Assets, other than endorsements made for collection; (iii) lease or agreement under which it is lessor or lessee of, or permits any third party to hold or operate, any Acquired Assets; or (iv) other agreement material to the SOR Wheel Business.

         "GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements were prepared.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "INDEMNIFIED PARTY" means the party which is entitled to be indemnified under this Agreement.

         "INDEMNIFYING PARTY" means the party required to indemnify under this Agreement.

                                                                      EXHIBIT A

         "INSIDERS" means an officer, director, or shareholder of Seller or Buyer, as the case may be, or any member of the immediate family of any such officer, director, or shareholder, or any entity in which any of such persons owns any beneficial interest, other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any of such shareholders.

         "LOSS" mean all costs, expenses, losses, damages, fines, penalties, liabilities, lost profits or other losses (including, without limitation, interest which may be imposed in connection therewith, court costs, litigation expenses, and reasonable attorneys' and accounting fees).

         "REPRESENTATIVE" means any officer, director, principal, attorney, agent, employee or other representative.

         "SUBSIDIARY" means any corporation of which securities having a majority of the ordinary voting power in electing directors are owned by Seller, or Buyer, as the case may be, directly or through another Subsidiary.

         "TAX" means any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation
(i) income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and (ii) any premium, interest, penalties and additions in connection therewith.

                                                                      EXHIBIT B

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         1. ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Seller is duly qualified to do business and is in good standing in the states of Arizona and Delaware, the only jurisdictions where the failure to be so qualified would have a material adverse effect on its business, properties, or ability to conduct the business currently conducted by it.

         2. AUTHORITY RELATIVE TO THIS AGREEMENT. Seller has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Seller and the consummation by Seller of these transactions has been duly authorized by the Board of Directors of Seller. This Agreement has been duly executed and delivered by Seller, and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms.

         3. NO CONFLICTS. Except as set forth in the Disclosure Letter, the Seller is not subject to, or obligated under, any provision of (a) its Articles of Incorporation, Bylaws, or other organizational documents, (b) any agreement, arrangement, or understanding, (c) any license, franchise, or permit, or (d) any Applicable Law which would be breached or violated, or in respect of which a right of termination or acceleration would arise, or pursuant to which any encumbrance on any of its assets would be created, by its execution, delivery, and performance of this Agreement and the consummation by it of the transactions contemplated hereby.

         4. NO CONSENTS. Except for the consent of the Board of Directors, the holders of Seller's common and preferred stock, Junior Secured Lenders and Bank of America Commercial Funding Commercial Finance, no authorization, consent, or approval of, or filing with, any public body, court, or authority is necessary on the part of Seller for the consummation by Seller of the transactions contemplated by this Agreement.

         5. FINANCIAL STATEMENTS. Seller has provided to Buyer for the 1997 and 1998 year-end audited financial statements in the form of Seller's 10-KSB Reports and the Seller's most recent financial statements in the form of Seller's 10-QSB Report. All of these financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present the financial position of Seller as of the dates thereof and the results of its operations and cash flows for the periods then ended.

         6. SELLER'S SEC REPORTING. Seller files periodic reports pursuant to the Securities Exchange Act of 1934 (the "SEC REPORTS"). Since December 1997, Seller has

                                                                      EXHIBIT B

duly filed all SEC Reports required to be filed, and no such report, as of the date filed, contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements in such report, in light of the circumstances under which they were made, not misleading. The financial statements included in such SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and present fairly the consolidated financial position, results of operation, and cash flows of Seller and its consolidated subsidiaries as of the dates and for the periods indicated, subject, in the case of unaudited interim statements, to normal year-end adjustments and the absence of complete footnote disclosure.

         7. COMPLIANCE WITH LAWS. Seller and its officers, directors, agents, and employees have complied in all material respects with all Applicable Laws related to the SOR Wheel Business and Acquired Assets, and no claims have been filed against Seller alleging a material violation of any such Applicable Law, except as set forth in the Disclosure Letter.

         8. LITIGATION. Except as set forth in the Disclosure Letter, there are no suits, claims, actions, arbitrations, investigations, or proceedings entered against, now pending, or threatened against Seller before any court, arbitration, administrative or regulatory body, or any governmental agency which may result in any judgment, order, award, decree, liability, or other determination which will or could reasonably be expected to have any material adverse effect upon Seller's ability to fulfill its obligations under this Agreement and the License Agreement,, the Acquired Assets, or the SOR Wheel Business. Seller is not subject to any continuing court or administrative order, writ, injunction, or decree applicable to it or the SOR Wheel Business, or to its property or employees, and Seller is not in material default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality which will or could reasonably be expected to have any effect upon Seller, the Acquired Assets, or the SOR Wheel Business.

         9.       GOOD TITLE TO AND CONDITION OF THE ACQUIRED ASSETS.

                  a. The Inventory listed on SCHEDULE 1 is carried on Seller's books and records at a value determined in accordance with GAAP.

                  b. Seller owns the Acquired Assets free and clear of all liens, encumbrances and security interests, except as disclosed in the Disclosure Letter, or leases such equipment under valid leases, all of which are listed in the Disclosure Letter. Seller is not in default under any such obligations, and no circumstances exist which could result in such default, under any of such equipment leases, nor to Seller's knowledge is any other party to any of such equipment leases in default.

         10.      OTHER CONTRACTS AND COMMITMENTS.

                                                                      EXHIBIT B

                  a. Seller has furnished Buyer with a true and correct copy of each written Contract, and a written description of each oral Contract referred to in the Disclosure Letter, together with all amendments, waivers, or other changes thereto.

                  b. Except as specifically disclosed in the Disclosure Letter:
         (i) no supplier has indicated that it will stop or decrease the rate of business done with Seller, except for changes in the ordinary course of the SOR Wheel Business; (ii) Seller has performed in all material respects the obligations required to be performed by it in connection with the Contracts and Seller has not been advised of or received any claim of default under any Contract required to be disclosed hereunder;
         (iii) Seller has no present expectation or intention of not fully performing any obligation pursuant to any Contract; and (iv) to Seller's knowledge there has been no breach and there is no anticipated breach by any other party to any Contract.

         11. SOLVENCY; BULK SALES. Seller is solvent and able to pay its outstanding debts as they mature. Seller will not be rendered insolvent by the transfer of the Acquired Assets pursuant to this Agreement, and the transfer of the Acquired Assets is not fraudulent to any creditor or equity interest holder of Seller. There is no state bulk sales or bulk transfer law applicable to the sale of the Acquired Assets to Buyer.

         12. TAX MATTERS. Seller has filed all federal, foreign, state, county, and local income, excise, property, sales, employment-related wages and benefits, and other tax returns which are required to be filed by it or them, as the case may be, in respect of Seller, the SOR Wheel Business or the Acquired Assets, and all such returns are true and correct; all taxes due and payable by Seller in respect of Seller, the SOR Wheel Business or the Acquired Assets have been paid; Seller's provisions for taxes on the most recent balance sheet and any other financial statements delivered hereunder are sufficient for all accrued and unpaid taxes as of the dates of such balance sheets; Seller has paid all taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee, creditor, or third party; Seller has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency; the assessment of any additional taxes relating to or for periods for which returns have been filed is not expected; and Seller has not received notice of any unresolved questions or claims concerning its tax liability.

         13. BROKERS' FEES. Seller has not dealt with any broker, finder, or other person entitled to any brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement.

         14. PRODUCT WARRANTIES. Schedule 7 to this Agreement contains a description of all product warranties relating to products sold by Seller in the SOR Wheel Business, including the length of each warranty, the obligation of Seller thereunder and a three-year

                                                                      EXHIBIT B

history of warranty claims made against Seller with respect to the SOR Wheel Business. Except as set forth on Schedule 7 to this Agreement, Seller has made no express warranties with respect to SOR products sold or distributed by Seller and no warranties have been made by Seller or authorized personnel of Seller. Except as disclosed in the Disclosure Letter, no SOR Products sold or manufactured by Seller in the SOR Wheel Business have at any time been subject to any voluntary or governmental recall (whether federal, state, local or foreign), and Seller knows of no presently existing circumstances that would constitute a valid basis therefor.

         15. NO OTHER AGREEMENT TO SELL THE ASSETS OR BUSINESS. Seller has no legal obligation, absolute or contingent, to any other person or firm to sell the Acquired Assets or SOR Wheel Business (other than the sale of inventory in the ordinary course of business), or to effect any merger, consolidation or other reorganization, directly or indirectly, of Seller or to enter into any agreement with respect thereto.

         16. Disclosure. Seller has not withheld from Buyer any material facts relating to the Acquired Assets or the SOR Wheel Business, financial condition or prospects of the SOR Wheel Business. No representation or warranty of Seller in the Agreement or in any letter, certificate, schedule, statement or other document furnished or to be furnished pursuant to this Agreement or in connection with the transaction contemplated by this Agreement contains or will omit to state any material fact required to be stated herein or therein or necessary to make the statements herein therein not misleading.

                                                                      EXHIBIT C

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller each of the following:

         1. ORGANIZATION AND QUALIFICATION. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted in every jurisdiction where the failure to do so would have a material adverse effect on its business, properties, or ability to conduct the business currently conducted by it.

         2. AUTHORITY RELATIVE TO THIS AGREEMENT. Buyer has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

         3. NO CONFLICTS. Buyer is not subject to, or obligated under, any provision of (a) its Certificate of Incorporation or Bylaws, (b) any material agreement, arrangement, or understanding, (c) any material license, franchise, or permit, or (d) any law, regulation, order, judgment, or decree, which would be breached or violated, or in respect of which a right of termination or acceleration would arise, or pursuant to which any encumbrance on any of its or any of its subsidiaries' material assets would be created, by its execution, delivery, and performance of this Agreement and the consummation by it of the transactions contemplated hereby.

         4. NO CONSENTS. Except with respect to filing under the HSR Act, no authorization, consent, or approval of, or filing with, any public body, court, or authority is necessary on the part of Buyer for the consummation by Buyer of the transactions contemplated by this Agreement.

         5. COMPLIANCE WITH LAWS. Buyer and its officers, directors, agents, and employees have complied in all material respects with all Applicable Laws related to Buyer's business, and no claims have been filed against Buyer alleging a material violation of any Applicable Law, except as set forth in the Disclosure Letter.

         6. LITIGATION. Except as set forth in the Disclosure Letter, there are no suits, claims, actions, arbitrations, investigations, or proceedings entered against, now pending, or threatened against Buyer before any court, arbitration, administrative or regulatory body, or any governmental agency which may result in any judgment, order, award, decree, liability, or other determination which will or could reasonably be expected to

                                                                      EXHIBIT C

have any material adverse effect upon Buyer's ability to fulfill its obligations under this Agreement or the License Agreement, the Acquired Assets, or the SOR Wheel Business. Buyer is not subject to any continuing court or administrative order, writ, injunction, or decree applicable to it or the SOR Wheel Business, or to its property or employees, and Buyer is not in material default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality.

         7. BUYER'S REVIEW OF SELLER AND COMPANY INFORMATION. Buyer acknowledges that it has reviewed Seller's SEC Reports, and has had an opportunity to ask questions of and to receive answers from Seller regarding these reports and the affairs and prospects of Seller in general, and desires no further information pertaining to Seller.

         8. NO RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order, or decree to which Buyer is a party or otherwise binding on Buyer or its property which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of Buyer, any acquisition of property (tangible or intangible) by Buyer, or the conduct of the SOR Wheel Business.

         9. DISCLOSURE.` There is no fact which has not been disclosed to Seller which materially adversely affects or could reasonably be anticipated to materially adversely affect the Buyer's ability to fulfill its obligations under this Agreement. No representation or warranty of Buyer in the Agreement or in any letter, certificate, schedule, statement or other document furnished or to be furnished pursuant to this Agreement or in connection with the transaction contemplated by this Agreement contains or will omit to state any material fact required to be stated herein or therein or necessary to make the statements herein therein not misleading

                                                                      EXHIBIT D

                          PROCEDURE FOR INDEMNIFICATION


         1. The Indemnified Party will promptly give notice hereunder to the Indemnifying Party after obtaining written notice of any claim as to which recovery may be sought against the Indemnifying Party.

         2. If the indemnity claim arises from the claim of a third party, the Indemnified Party will permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim. If the Indemnifying Party assumes the defense of a third-party claim, the obligations of the Indemnifying Party as to such claim will include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party, or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim or litigation. The Indemnified Party may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation.

         3. If the Indemnifying Party does not assume the defense of any such claim by a third-party or resulting litigation after receipt of notice from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate, and unless the Indemnifying Party deposits with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party's estimate of the costs of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate and the Indemnifying Party will promptly reimburse the Indemnified Party for the amount of such settlement and for all damages incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation. If the Indemnifying Party fails to notify an Indemnified Party of its election to defend any such claim or action by a third party within 15 days after the Indemnifying Party received notice of such claim or action, then the Indemnifying Party will be deemed to have waived its right to defend such claim or action.

         4. The Indemnifying Party will promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to any claim by a third-party in such litigation and for all damage incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from or arising out of the act of a third-party.

         5. The right to indemnification hereunder will not be affected by any failure of an Indemnified Party to give such notice, or delay by an Indemnified Party in giving such notice, unless, and then only to the extent that, the rights and remedies of the Indemnifying Party will have been prejudiced as a result of the failure to give, or delay in giving, such notice.

                             CRAGAR INDUSTRIES, INC.
                         SPECIAL MEETING OF SHAREHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Michael L. Hartzmark and Michael R. Miller, or any of them acting in the absence of the other with full powers of substitution, the true and lawful attorneys and proxies for the undersigned and to vote, as designated on the reverse, all shares of common stock of CRAGAR INDUSTRIES, INC. (the "Company") that the undersigned is entitled to vote at the Special Meeting of Shareholders (the "Meeting") to be held on Wednesday, December 22, 1999, at 10:00 a.m., Mountain Standard Time, at 4636 North 43rd Avenue, Phoenix, Arizona, and at any and all adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
                                SEE REVERSE SIDE


      Please date, sign and mail your proxy card back as soon as possible-

                         SPECIAL MEETING OF SHAREHOLDERS
                             CRAGAR INDUSTRIES, INC.

                                DECEMBER 22, 1999

               - PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED -

         PLEASE MARK YOUR
/X/      VOTES AS IN THIS
         EXAMPLE

1. Proposed Transaction with Carlisle Tire & Wheel Co. as described in Cragar's Proxy Statement accompanying this proxy.


                           /X/   FOR         /X/   WITHHELD        /X/   ABSTAIN




The Board of Directors recommends a vote FOR the Proposed Transaction with Carlisle.

                              Change of Address / /
                          comments on reverse side / /

         I plan to         I do not plan
         attend / /        to attend / /
         the meeting       the meeting


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


SIGNATURE(S):                                               Dated:

---------------------------------------------------------         -------------


SIGNATURE IF HELD JOINTLY:                                  Dated:

---------------------------------------------------------         -------------


Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executer, administrator, or guardian, please give full title as such.